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                          U.S.SECURITIES AND EXCHANGE COMMISSION

                                   WASHINGTON, D.C. 20549

                                       Amendment 1

                                        FORM SB-2

                REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              Longdan Holding INC

                    (Name of Small Business Issuer in its Charter)

  Nevada                                5047                       20-1359656

(State or Other             (Primary Standard Industrial       (I.R.S. Employer

Jurisdiction                 Classification Code Number)      Identification No.)

Of Organization)

                    6 Floor, #21, Jiangtian Building, No. 586 Wuluo Road

                           Wuchang District, Wuhan, Hubei, China, 430070

             Tel: 011-86-27-87367330

             (Address and Telephone Number of Registrant's Executive Office)

                                       Copies to:

                                     Andrew Chien

                                   SEC Filing Agent

                                 665 Ellsworth Avenue

                                  New Haven, CT 06511

                                   (203) 844-0809

Approximate Date of Proposed Sale to the Public: As soon as this registration statement becomes effective, and it is practicable to sell.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462 (c)

under the Securities Act, check the following box and list the Securities

Act registration statement number of the earlier effective registration statement for the same offering. [ ]

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If this Form is a post-effective amendment filed pursuant to Rule 462 (d)

under the Securities Act, check the following box and list the Securities

Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434,

please check the following box. [ ]

                      CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------

Title of Each  Proposed Maximum  Proposed Maximum  Amount of  Registration

Class of       Number of Shares   Offering Price   Aggregate   Fee (1)

Securities to    to be             Per Share        Offering

be Registered   Registered                          Price (1)

--------------------------------------------------------------------------

Series B         385,000              $4.00         $1,540,000   $164.78

Common Stock

---------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this

Registration Statement shall thereafter become effective in accordance with

Section 8(a) of the Securities Act of 1933 or until the Registration

Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE

MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH

THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT

AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY

THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED ______ __, 2007.

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                                           Longdan Holding INC

                                    385,000 Shares of Series B Common Shares

                                                $4.00 per Share

This is Longdan Holding INC's initial public offering. Longdan Holding offers  the resale of 385,000 shares of our Series B common stock, held by the selling stockholders for whom information is provided under the "Selling Shareholder" section of this prospectus. The shares will be offered (see section “PLAN OF DISTRIBUTION”) by the selling stockholders initially at $4.00 per share and thereafter, if the shares are listed for quotation on the OTC Bulletin Board, at prevailing market prices, or at privately negotiated prices. The offering will terminate when all of the 385,000 shares of Series B common stock have been sold, the shares no longer need to register for sale, or we decide to terminate the registration of the shares. We will not receive any proceeds from the sale of shares offered by the selling stockholders.

There is no market for our common stock and a market may never develop in the future.

The securities of this prospectus involve a high degree of risk (please see "RISK FACTORS", Page 7).

Neither the Securities & Exchange Commission ("SEC"), nor any state securities commission, has approved or disapproved the securities being offered, nor has any such agencies passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is December 31 , 2007.

                        TABLE OF CONTENTS

                                                                   Page

PROSPECTUS SUMMARY                                                   3

RISK FACTORS                                                         7

   RISKS RELATED TO HUBEI LONGDAN’S BUSINESS AND INDUSTRY            7

    RISKS RELATED TO OUR CORPORATION STRUCTURE                       14

   RISKS RELATED TO DOING BUSINESS IN CHINA                     15

    RISKS RELATED TO AN INVESTMENT IN OUR SECURITIES                17

FORWARD-LOOKING STATEMENTS                                          20

USE OF PROCEEDS                                                     20

DETERMINATION OF OFFERING PRICE

                    20

DILUTION

                          21

SELLING SHAREHOLDERS                                                21

PLAN OF DISTRIBUTION

              23

TRANSFER AGENT AND REGISTRAR

                    24

LEGAL PROCEEDINGS

                    24

DIRECTORS, EXECUTIVE OFFICER, PROMOTERS, AND CONTROL PERSONS        24

SECURITY OWERSHIP OF CERTAIN BENEFICIAL OWERNERS AND MANAGEMENT     27

FUTURE SALES BY EXISTING SHAREHOLDERS

        28

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DESCRITION OF SECURITIES

              28

INTEREST OF NAMED EXPERTS AND COUNSEL

        30

DISCLOSURE OF SEC POSITION OF INDEMNIFICATION FOR SECURITIES ACT

     LIABILITIES                                                    31

ORGANIZATION WITHIN LAST FIVE YEARS

              31

DESCRIPTION OF BUSINESS

              31

MANAGERMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

        37

DESCRIPTION OF PROPERTY

              51

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        51

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

        52

EXECUTIVE COMPENSATION

                    53

FINANCIAL STATEMENTS

                    53

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTA ON ACCOUNTING AND

     FINANCIAL DISCLOSURE                                           99

                                       PROSPECTUS SUMMARY

The following summary explains important information regarding the business of Longdan Holding and the shares of Series B common stock the selling shareholders intend to sell. Because this is a summary, it does not contain all the information that may be important to you. You should read the entire prospectus and its appendices carefully before you decide to invest. Please see "RISK FACTORS" on Page 7.

As used in this prospectus, the terms "we", "us", "our", the "Company", "Longdan" and "Longdan Holding" all refer to Longdan Holding INC.   Also, in this prospectus we use the term selling shareholders, they are the owners of 385,000 shares of Series B common stock.

All dollar amounts commonly refer to US dollars unless otherwise indicated.

Our Business

Longdan Holding INC (“Longdan Holding” or “the Company”) was incorporated in the State of Nevada on November 7, 2007.

On November 7, 2007, we issued Series A Common Stock 175,000 shares, Series B Common Stock 1,537,016 shares and Series C Common Stock 14,029,840 shares to acquire then outstanding shares of Longdan International INC.

On December 24, Zhilin Zhang, Chairman of Longdan International INC, through Andrew Chine, Chairman of USChina Channel INC, solicited USChina Channel INC to purchase 385,000 shares of Series B Common Stock, which represent 11% of Longdan International Inc's economy interests, at par value $0.0001 per share (total costs $38.50) of Longdan International INC and indicated that Longdan Holding INC will acquire these 385,000 shares of Series B Common Stock of Longdan International INC for the Series B Common Stock of

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Longdan Holding INC on the exchange ratio of one for one. On December 31, 2007, this acquisition was done, resulting in that there are total of Series A Common Stock 175,000 shares, Series B Common Stock 1,922,016 shares and Series C Common Stock 14,029,840 shares of our Common Stock issued and outstanding for Longda Holding. The purpose of doing this is to help to redomicile Longdan International as a U.S. corporation with US shareholders.

Andrew Chien, Chairman of USChina Channel INC, pointed out that: although USChina Channel purchased and distributed the shares  of Longdan International for their shareholders, USChina Channel is not an “Investment Company”, and it still considers that the shareholders have joined Longdan International INC individually and volunteer since none of their shareholders has selected the rejection rights, as described in the Bylaws of USChina Channel INC. Please clear there is no direct operation relation between Longdan Holding and USChina Channel, except that Andrew Chien, Chairman of USChina Channel, in his own personal business USChina Channel LLC, acts as Financial Consultant of Hubei Longdan in its intended access of US financial market.

Longdan International INC was incorporated on December 12, 2006 in Nevis Islands pursuant to the Nevis Business Corporation Ordinance 1984. Longdan International INC has not conducted any substantive operations of its own, and conducts it’s primary business operations through its variable interest entity (“VIE”) (a term used by the US Financial Accounting Standards Board in FIN 46): Hubei Longdan Biological Medicine Technology Co., Ltd. (“Hubei Longdan”). Unless otherwise indicated, all references to us throughout this prospectus include the operations of Hubei Longdan since Longdan Holding is not an operating business.

Because the laws of the PRC restrict the ownership of a PRC company by persons who are not PRC citizens, Longdan Holding, as a US legal entity, through its subsidiary Longdan International, doesn't have any equity ownership interest in Hubei Longdan. However, Hubei Longdan has entered into certain contractual arrangements with Longdan International. Pursuant to these contractual arrangements, Longdan International provides exclusive technology consulting and other general business operations services to Hubei Longdan in return for payment of consulting fees that are equal to Hubei Longdan’s net profits. Hubei Longdan’s shareholders have pledged their equity interests in Hubei Longdan to Longdan International to secure the contract obligations and have granted Longdan International an irrevocable proxy to vote their interests and an exclusive option to purchase these interests, which arrangements are enforceable to the fullest extent permitted under the laws of the PRC. Through these contractual arrangements, Longdan Holding also could substantially influence Hubei Longdan's daily operations and financial affairs, appoint its senior executives and approve all matters requiring shareholder approval. As a consequence of these contractual arrangements, which enable Longdan Holding to control Hubei Longdan, Longdan Holding is considered the primary beneficiary of Hubei Longdan. Accordingly, Longdan Holding consolidates Hubei Longdan's results, assets and liabilities in its financial statements. Please refer the paragraph "Contractual Arrangements with the Hubei Longdan and its Shareholders" in Section "DESCRIPTION OF BUSINESS" for more detailed description of these Contractual arrangements.

Following Figure, entitled Ownership/Economic Interest/Vote Rights, showed the company's strucutre and ownership relations. For more informtion of the securities, please refer the section "DESCRITION OF SECURITIES".

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Fig. Ownership/Economic Interest/Vote Rights (16,126,877 shares outstanding)

Zhiling Zhang
Shareholders (from USChina Channel INC, 41 owners)
Hubei Longdan Management & Stockholders total: 6
Hubei Longdan 1563 stockholders
Series A Common Stock 175,000 shares (restricted)
Series B Common Stock 385000 shares (registration)
Series B Common Stock 1,537,069 (restricted)
Series C Common Stock 14,029,808 (restricted)
5% ownership/ economic interest & 35.7 % vote rights
11% ownership/ economic interest & 7.6 % vote rights
44% ownership/ economic interest & 37.9 % vote rights
40% ownership economic interest & 27.6 % vote rights
Longdan International Inc., a Nevis corporation
Contracts Creating VIE
Hubei Longdan, a Chinese corporation
100% Ownership
Longdan Holding Inc., a Nevada corporation

Note: Economic interests: 1 A = 1 B; 1 C = 0.1 B
Vote Rights: 1 A = 10 B; 1 C = 0.1 B

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The office address from which the Company will conduct its business is located at 6 Floor 21, Jiangtian Building, No. 586 Wuluo Road, Wuchang District, Wuhan, Hubei, China, 430070. The telephone number is 011-86-27-87367330.

The website of Hubei Longdan is www.hblongdan.com. The information contained on the website is not part of this prospectus.

Hubei Longdan was established on November 19, 1998 as a limited liability company without shares, and on December 1, 2000, reorganized to a stock limited corporation by shares, under the company laws of the People’s Republic of China (“PRC” or “China”). According to the Company Law of the PRC, a “limited liability company” is a company whose owners shall assume liability towards the company to the extent of their respective capital contributions, whereas a stock limited company is a company having its total capital dividends into equal shares and whose shareholders shall assume liability to the extent of their respective shareholdings.

Hubei Longdan has two subsidiaries:

•

Huiyuan Investment Co. Ltd., registered in August 1998, and fully merged with Hubei Longdan on December 1, 2000;

•

Hubei Fuhua Medicine Co, established on December 31, 2002, jointly owned 90% by Longdan (through Huiyuan Investment Co. Ltd.), and 10% by Mr. Qing Lian, Chairman of Hubei Fuhua.

Hubei Longdan, through Hubei Fuhua, is engaged in the sale of pharmaceutical products, including Chinese medicine and healthy products. However, beginning in the quarter ended March 31, 2007, Hubei Longdan began to realize certain royalty and consulting income relating to certain of its products licensed to third parties, and it is anticipated that Hubei Longdan will realize income from royalty and consulting services from these products on an ongoing basis. Hubei Longdan’s geographic market is in the People’s Republic of China.

The Company

Hubei Longdan has approximate seven years of commercial operation. Although its operation scale is not big, it is growing (see page 22, DESCRIPTION OF BUSINESS). We consider our Company qualified as a "small business issue" as defined in paragraph (a)(1)i through iv of Item 10 of Regulation S-B; because:

    (i) Longdan Holding has revenues less than $25 millions (estimated $1 7 million in 2007, approximate $16 million in 2006, and $14 million in 2005); and

    (ii) is a US issuer; and

   (iii) is not an invest company; and

    (iv) is not an asset-backed issuer, and is not a subsidiary of other company.

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The Offering

Securities Offered:      Maximum 385,000 shares of Series B common stock, Par value $0.0001.

Offering price:           $4.00 per share

Termination of Offering: The offering will conclude when all of the 385000 shares of Series B common stock have

                         Been sold, the shares no longer need to be registered to be sold or we decide to terminate the registration of the shares.

Net proceeds to

 Selling Shareholders:   $1,540,000

Net proceeds to

 the Company:            None.

Summary of Selected

 In fiscal 2006, our revenue was 16,359,700 and net income was $199,153.

Financial Data:          In fiscal 2005, our revenue was 14,368,584 and net income was $188,076.

                                              RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors and information provided in this prospectus. If any of the following risks actually occur, our business, financial condition, or results of operations could be materially and adversely affected, and you may lose some or all of your investment.

                             RISKS RELATING TO HUBEI LONGDAN’S BUSINESS AND INDUSTRY

1. The environment of Chinese pharmaceutical industry has changed rapidly, involved more uncertainties.   Hubei Longdan's future operating results are hard adequately predictable based on the relevant information generated from its limited operating history ..

In China, the pharmaceutical industry has developed very fast, and the industrial environment has changed rapidly, which caused our executive business more volatile and involving more uncertainties. For example, the overbuilt GMP facilities from 200 4 to 2005 in China forced Hubei Longdan to stop the process of the construction of its GMP manufacturing line, and switched its business operation target from drug

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development and manufacturing to concentrat e on drug sale and consulting service. Hubei Longdan's limited historical operating results may not provide a meaningful basis for evaluating its business, financial performance and prospects.

2. Hubei Longdan's quarterly and annual pharmacy sales are volatile and difficult to predict.

Hubei Longdan's quarterly and annual pharmacy sales are volatile depending on a number of factors, including, but not limited to: regulat or action (for example: recent Fuhua's GSP certificate revocation stopped the drug sale, and reduced 97 % of the revenue in the three month period ended December 31, 2007) , fluctuating customer demand ( for example: in Autumn of 2005 and Spring of 2006 there were more demands of anti influenza relative drugs, increased revenue of 5% more than usual) , delay or timing of shipments, variations in a selling product mix or market acceptance of new products, and price competition. The failure of catching quarterly or annual revenue and profits performing expectations of Hubei Longdan would likely adversely affect the market price of Longdan Holding's common stock.

3 .. Hubei Longdan got part of the cash injection from their facility sale; they would plan, and then implement our acquisition strategy to get the growth of the pharmacy sale business. However, any difficulties in integrating these acquisitions may damage the profitability of Hubei Longdan and the Company.

Although Hubei Longdan hasn't identified any potential acquisition candidate yet, it is in the relevant process to plan , approximately in one to two years after Longdan Holding being listed in USA, growing the pharmacy sale through acquiring businesses in China that are complementary or related in business structure to Hubei Longdan ..  Hubei Longdan may face many risks relative to the acquisitions such as :

•

not be able to locate suitable acquisition candidates at reasonable prices that   Hubei Longdan consider appropriate,

•

not be able to perform proper due diligence prior to the acquisition,

•

not be able to negotiate successfully the terms of an acquisition,

•

required debt financing or additional equity financing, resulting in leverage or dilution of ownership.

If the acquisition would take place, Hubei Longdan may not be able to deal with many integrate issues, such as

•

not to disrupt our business by diverting management away from day-to-day operations,

•

to record write-downs of intangible assets,

•

to retain key employees or customers of an acquired business,

•

to comply with various laws etc.

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If Hubei Longdan's acquisition strategy is unsuccessful, Hubei Longdan will not grow their operations and revenues at the rate that we anticipate , as well as it might incur expenses resulting losses as a result of an unsuccessful acquisition strategy ..

4 .. Hubei Longdan may need to raise additional capital to fund our strategy of growth by acquisition.

Although Hubei Longdan  anticipates the receipt of significant additional revenue ( received approximate $2.7 m, and will receive additional $3.8 m within 18 months) from the sale of its partly completed manufacturing facility and from royalty and service revenues (see section DESCRIPTION OF BUSINESS), it is likely that Hubei Longdan will need to raise additional capital around $10 to 20 million in order to expand Hubei Longdan to have drug sale for more than $50 to 150 million in five years. The a dditional capital may be needed for the acquisition of sales networks, financing of general and administrative expenses, and marketing of new or existing products. The additional capital may cause the existing investors to suffer dilution or an unrealized loss of seniority in preferences and privileges. Also there are no assurances that we shall be able to raise the appropriate amount of capital needed for our future operations or if obtained that the terms will not impose unsatisfactory conditions or restrictions adversely affecting our operations and the Company.

Failure to obtain funding when needed may force the company to delay, reduce, or eliminate prospective purchases of sales networks and have a material adverse effect on the Company’s profitability.

Currently, Hubei Longdan doesn't have any executive funding and expansion plan yet.

5 .. Hubei Longdan faces competition in the pharmaceutical market in the PRC and such competition could cause its sales revenue and profits to decline.

There are two certificates in Chinese pharmaceutical business: GMP (Good Manufacturing Practices) Certificates, and GSP (Good Sale Practices) Certificates, which laid down the strictly technical principles for business performance. Chinese FDA issues both standards for supervising China's pharmaceutical manufacturing and sale. These standards are mandatory. Any company in the industry must get the certificate before it practices its associated business.

According to the State Food and Drug Administration of China (the "SFDA"), there were approximately 5,071 pharmaceutical manufacturing companies in the PRC as of the end of June 2004, of which approximately 3,237 manufacturers obtained certificates of GMP.  After GMP certification became a mandatory requirement on July 1, 2004, approximately 1,834 pharmaceutical manufacturers were forced to cease production. Only the 3,237 pharmaceutical manufacturers with GMP certifications may continue their manufacturing operations. Although Hubei Longdan does not intend to manufacture pharmaceutical products, it faces competition from pharmaceutical manufacturers that will attempt to create, or are already marketing, products in the PRC that are similar to the products that Hubei Longdan markets. These obstacles also mean that there is increased competition to obtain the right to market products holding GMP certification.  There can be no assurance that the products that the company markets and sell will be either more effective in their

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therapeutic abilities and/or be able to compete in price with that of its competitors. Failure to do either of these may result in decreased profits for the company.

Longdan's subsidiary: Fuhua's drug sale was about 0.027% of China total drug sale in 2005. There are thousands of pharmaceutical sale companies similar to Fuhua's size among approximately total 12,500 drug-wholesale companies in China. Most of the companies have strong local connections like Fuhua. Most of Fuhua's hospital customers are located within fifty miles of Fuhua's warehouse.

The government controls most of the drug sale prices. The variations of whole drug sale prices among competitions are small. Fuhua is carefully to manage inventory, and build good relations with its customers and sale agencies, deliver quality products on time, and select some drug specifications or brands, which are sold by fewer competitors within local areas where Fuhua has operations, to keep its competitive edges. Fails to do any of these could have an adversely effectiveness on our financial results.

6 .. Hubei Longdan ha s limited business insurance coverage.

In China, insurance companies offer limited business insurance products. Hubei Longdan do es not have business liability insurance to protect Hubei Longdan's operation. Hubei Longdan may not have sufficient capital to cover material damage or loss of Hubei Longdan's facilities due to fire, severe weather, flood, earthquake or social violence or other causes. Such damage or loss would have a material adverse effect on our business and financial condition, and the price of our common stock.

7 .. Hubei Longdan depend s heavily on key personnel, and turnover of key employees and senior management could harm our business.

Hubei Longdan's future success of business significantly depends on the continued contribution of Hubei Longdan's  senior management personnel. Zhilin Zhang, Hua Zhang, Bing Hu and Chun Li perform key functions in the operation of the company. Hubei Longdan does not have employment agreements with any of these officers .. Although none of the senior managers has intention to leave Hubei Longdan now, there can be no assurance that the company will be able to retain these officers. Hubei Longdan must attract, recruit and retain a sizeable workforce of technically competent employees. Its ability to effectively implement its business strategy will depend upon, among other factors, the successful recruitment and retention of additional highly skilled, experienced management and other key personnel. Hubei Longdan cannot assure that it will be able to hire or retain such employees.

8 .. Hubei Longdan's Chairman Zhilin Zhang and members of his family have additional business interests and their interests may not be aligned with the interests of the Company’s other shareholders.

Zhilin Zhang and members of his family have a controlling interest in Huirei and an interest in Longren, which may conflict with interests of the Company’s other shareholders. For example: Hubei Longdan had an off-balance sheet arrangement with Huirei, as described in section "MA&D". Hubei Longdan has licensed three drug manufacturing rights to Hutrei: Intelligent Chinese Wolf-Berry Pellets (Zhiqi Ke Li)in January 2003, Compound Bear Gall Capsules for Hepatitis B, in December 2003, and a generic version of Indapamide

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Sustained Release tablets in December 2005. However, Hubei Longdan only received payment from 2007 due to the capital needs of Huirei. Although Hubei Longdan considers the total payment from Huirei to Hubei Longdan is fair, the delayed payment may be a conflict interests with Hubei Longdan's and Longdan Holding's shareholders.

9. The concentration of ownership of Mr. Zhang and his family, together with the relationship between Mr. Zhang and Huiri and Longren may limit a change in control of the Company, which could reduce the value of its shares.

Zhilin Zhang, and his family members beneficially owned approximately 10.2% of the Company’s outstanding capital stock and hold approximately 42.7% of its voting power. The concentration of ownership of Mr .. Zhang and his family, together with t he relationship between Mr. Zhang and Huiri and Longren, showed most important role of Mr. Zhilin Zhang in making Hubei Longdan's business decision.   It may discourage, delay or prevent a change in control of both Hubei Longdan and the Company, which could deprive the Company’s shareholders of an opportunity to receive a premium for their shares as part of a sale of the Company and might reduce the value of its shares.

1 0 .. Although Hubei Longdan will not manufacture our products, Hubei Longdan may nonetheless be subject to litigation seeking damages for product liability, particularly with respect to products developed by Hubei Longdan's technology, which could significantly impact on Hubei Longdan's operating results.

Hubei Longdan may be held liable for products sold by them , even though the products were manufactured by other companies. In particular Hubei Longdan may have liability for three products : Intelligent Chinese Wolf-Berry Pellets, Compound Bear Gall Capsules for Hepatitis B, and a generic version of Indapamide Sustained Release tablets , developed by Hubei Longdan's technologies (see "MANAGERMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS"). Due to the technology transfer contracts between Hubei Longdan and  Huirei , any adverse side effect caused by the use of any of Hubei Longdan's developed products, could cause Hubei Longdan's  exposure to product liability claims. These risks are inherent in the development of pharmaceutical products. So far, Hubei Longdan has not received any product liability claims. However, Hubei Longdan could not guarantee to have not that uncertainty in the future, which could significantly impact on our operating results because Hubei Longdan doesn't have product liability insurance as discussed in RISKS 6 ..

1 1 .. If we grant Hubei Longdan's employee share options or other share-based compensation in the future, our net income per share could be negatively affected.

If we were forced to pay Hubei Longdan's employees with stock, or stock options for services already performed, we may substantially reduce the worth of each share. At this time, we don't have detailed plan for Hubei London's  employee share options or other share-based compensation. If we have such plan in the future, we will get the approval of our company's shareholders.

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1 2 .. Majority votes of the Company’s common stock will be controlled by a small number of stockholders and as a result, these stockholders are able to influence and ultimately control the outcome of stockholder votes on various matters.

Due to the data of the ownership and classification of the common stock, large portion votes of the common stock will be held by a small number of stockholders, one of which will hold shares of Series A Common Sock which has ten times the voting power as shares of Series B Common Stock. For instance, Zhiling Zhang will hold shares of 175,000 shares of Series A Common Stock and 72,240 shares of Series B Common Stock representing an aggregate of approximately 7.0% of the outstanding capital stock and an aggregate of approximately 35.7% of the total voting power and his son, Boyu Zhang, will hold shares of Series B Common Stock representing a total of approximately 10.2% of the outstanding capital stock and together with his father, representing total voting power equal to approximately 42.7% of the total voting power. In addition, Tao Yurun, Jilan Lu, and Chun Li will hold approximately 8.9%, 7.2%, and 6.8% of the total voting power respectively. The five  persons totally hold approximately 65.6% of the total voting power.

Our articles of incorporation do not provide for cumulative voting. Cumulative voting is a method of voting that allows a shareholder to multiply the number of shares owned by the number of directors to be elected. The resulting number equals the total votes that a shareholder may cast for all of the directors.  This voting procedure gives shareholders with minority votes more authority, by allowing them to cast all of their director votes for a single candidate. However, our company only provides regular or statutory voting rights, in which shareholders could not add votes for one director candidate to another's. Consequently, shareholders with minority votes will not be in a position to elect a director. Rather, directors will be elected on the basis of votes cast by the majority votes of the shareholders. And, as clarified above, the majority votes are controlled by five persons together, especially Zhilin Zhang and his son have high percentage of total votes. The group of the five  shareholders will be in a position to elect directors, and members of the Audit Committee, and controlling our operations. The remaining majority shareholders (about 1600) will not have any control over the Company, and even may not be able to sell their shares if a market for such shares has not been developed or maintained.

In addition, the occurrence of sales of a large number of shares of the Company’s shares of Series B Common Stock, or the perception that these sales could occur, may affect its stock price and could impair its ability to obtain capital through an offering of equity securities.  Furthermore, even after this prospectus being effective, there are limited numbers of shares that are freely tradable, which could reduce the public float and liquidity of the Company’s Series B Common Stock, and in turn affect the market price of the Series B Common Stock.

1 3 .. The licenses, certificates and permissions associated to the medicines sold by Hubei Longdan are subject to governmental approval or renewal, and the failure to obtain such approval, or renewal would have a material adverse effect on its financial condition.

Hubei Longdan and its subsidiaries, partners, and the manufacturers that it purchases pharmaceutical products from are subject to various Chinese laws and regulations pertaining to the pharmaceutical industry, including the essential need to obtain and maintain certain licenses, certificates, and permissions

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required for the operation of a pharmaceutical enterprise. In the event that Hubei Longdan and its subsidiaries, or its manufacturing company counterparts are not able to approve, or renew the licenses, certificates, and permission and all or part of the company's processes may be never open, or suspended by the government, which would have a material adverse affect on Hubei Longdan's financial condition.

On October 17, 2007, Fuhua, a Longdan’s major subsidiary, had its certificate of GSP (Good Sale Practices) being revoked by Hubei Provincial FDA in consequence of its following violation s of some rules of GSP (see “MANAGERMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS”) :

·Lack of documents for purchased drugs, such as receipts, certificates of the suppliers and their salesmen;

·Missed some inspections or the inspection records of the purchased drugs.

·Improper drug storage: lack of more corresponding storage areas as required and some drugs failed to be kept with standards of temperature and humidity.

·Some drugs were left in the office of #6 Development Avenue, Hankow, Wuhan, where the GSP not permitted to stock the drugs.

The sale of Fuhua stopped since then, which would have adversely affected on the sale revenue and profits of Hubei Longdan's of the fiscal quarter ending December 31, 2007 because Fuhua's revenue counted 100% of Hubei Longdan's revenue before December 2006, and 97% of total revenue recently .. We estimated that Hubei Longdan would report little or no profits in the fiscal quarter ending December 31, 2007 as a result of Fuhua's operating loss about $130,000. Following Hubei Provincial FDA 's instructions, Fuhua's managers are educating themselves and employees, enhancing the rules, improving daily operation, and reconstructing the warehouse.  Fuhua reappl ied new GSP on November 21, 2007.  Fuhua's management predicted that Fuhua would reopen the drug sale in the early period of 2008 , and total customers would lose about 5%. There is no certainty when the Fuhua’s GSP application would be approval, and even the GSP application were approval, there would be no assurance that the GSP certificate would not be revoked again in the future.

1 4 .. The discontinuation of any preferential tax treatments or other incentives currently available to Hubei Longdan in the PRC could materially and adversely affect its business, financial condition and results of operations.

From the interim financial report of three month ended June 30, 2007, the gross profits were $349,953 on account of products sale (including deduction of selling expenses of $42,855) and $122,482 on account of services such as royalty income and consulting services, that is about 26% of the total gross income from the service. Compared with a general income tax rate 33% for the product sale , Hubei Longdan has a tax advantage, and pays the income tax rate 15% on income derived from services such as royalty income and consulting services relating to certain types of technology. The lower rate is in accordance with a policy by Hubei, the province where Hubei Longdan bases it business, to encourage the growth of high technology businesses because Hubei's growth rate of GDP is lower than other states. The discontinuation of any such special or preferential tax treatment or other incentives, which are determined by Hubei government when

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Hubei's growth rate of GDP catches up with other similar sized states in China, could have an adverse affect Hubei Longdan's business, financial condition and results of operations.

                                RISKS OF OUR CORPORATION STRUCTURE

15. Both Longdan Holding and Hubei Longdan have the same leadership structure, same members for the Board of Directors and same officers. Further, o ur various corporation levels and affiliates are all greatly relative to one of the controlled persons .. I t would create the conflicts of interests, and the risk of various agreements would be easily terminated and other investors have little or no recourse.

Both Longdan Holding and Hubei Longdan have the same leadership structure. Further, Zhilin Zhang is the Chairman of Longdan Holding, Longdan International and Hubei Longdan. He was also the trustee of the majority votes of the shareholders of Hubei Longdan when the contracted corporation structure of our Company was established. Such leadership structure easily create s the conflicts of interests. Additional conflicts of interests may also arise when Zhilin Zhang also owns the interests of related parties of Hubei Longdan. Since Zhilin Zhang stands on either side among several agreements of the corporation structure arrangements and the agreements between Hubei Longdan and other related party, it would create the risk of various agreements would be easily terminated and other investors have little or no recourse because we don't have other assets and other revenue source except Hubei Longdan's, whose operating assets are wholly located in China.

16. If we get funding in the future, we will lend the money to Hubei Longdan for the expansion. Since Hubai Longdan is the related party of us, the conflict interests may prevent from our management to collect on Hubei Longdan's obligations, which hurts the invest return.

Hubei Longdan has the intention to access the US financial market, if we get some financial funding in the future, we will only lend money, not make equity investment for Hubei Longdan's expansion because the limitation of our coporation's structure. We are a related party of Hubei Longdan, which may prevent us to make transparent risk disclosure, and fairly collection of Hubei Longdan's obligations. If either of the cases happens, it would hurt our investment.

17 .. Our contractual arrangements with Hubei Longdan may not be as effective in providing control over these entities as direct ownership.

Since PRC law limits foreign equity ownership in pharmaceutical companies in China, we operate our business through contractual arrangements with Hubei Longdan and its shareholders. We have no equity ownership interest in Hubei Longdan. Compared with the direct equity ownership, these contractual arrangements may not be effective enough in providing control over Hubei Longdan. If Hubei Longdan fails to take actions required by our business decision despite its contractual obligation to do so, we may have to rely on legal remedies under PRC law, which may not be effective. Additionally, we cannot assure you that either of Hubei Longdan's shareholders would always act in the contractual obligation.

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18. If Chinese government contemplates that these contractual arrangements between our company and Hubei Longdan, don't comply with the laws and regulations, our business could badly hurt.

We rely on contractual arrangements to manage and operate Hubei Longdan's business. Although we believe that in the contractual arrangements we are complying with current China's laws and regulation, we can't assure that Chinese government would contemplate these contractual arrangements complying with all the registration, or licensing, or regulatory requirement currently being accommodated or possible future being changed. If we were not considered compiling, our beneficially owned subsidiaries in China would not be controlled by us, further, even the licenses of our beneficially owned subsidiaries in China would be revoked, or they would suffer penalty. Our financial benefits would be greatly reduced, or cancelled. The equity and asset pledges could be determined to be null and void and the resulting consequences to our shareholders.

                                     RISKS OF DOING BUSINESS IN CHINA

Hubei Longdan operates from facilities that are located in China.  Accordingly, its operations must conform to governmental regulations and rules of the PRC.

19. The PRC legal system has inherent uncertainties that could limit the legal protections available to Hubei Longdan and the Company.

The PRC legal system is based on written statutes. Prior court decisions may be cited for reference but have limited precedential value. Although, in past twenty years, some laws and regulations are issued for the protections provided to foreign invested enterprises in China, these laws, and regulations are relatively recent and evolving rapidly, and their interpretation and enforcement involve uncertainties. These uncertainties could limit the legal protections available to foreign investors.

20. You may personally see difficulties in effecting service of legal process, enforcing foreign judgments or getting original actions in China based on United States or other foreign laws against us.

We only have contractual arrangements of operation in China. All of our senior officers are residents of China. Our PRC counsel has advised us that China does not have current treaties with the United States or many other countries providing for the reciprocal recognition and enforcement of judgment of courts. As an impact, it may not be possible to affect service of process within the United States or elsewhere outside China upon our senior executive officers, including with feature to particular issues arising under U.S. federal securities laws or applicable state securities laws.

Any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

21. PRC accounting laws mandate accounting practices, which may not be consistent with the U.S. Generally Accepted Accounting Principles, and therefore our financials and their interpretation involve uncertainties.

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China accounting laws require that an annual “statutory audit" be performed in accordance with PRC accounting standards, and the books of foreign invested enterprises to be maintained in accordance with Chinese accounting laws. Noncompliance with such requirements may cause revocation of our business license. However, these Chinese accounting practices may not be consistent with U.S. Generally Accepted Accounting Principles. The translation of the financial statements from the requirements of the PRC to US GAAP, requires interpretation and exercise of judgment, and contains uncertainties.

22. In order to reduce the inflation, the Chinese government recently has taken actions to curb this excessively expansive economy, and some measures may adversely affect Hubei Longdan’s operations.

Over the last few years, China’s economy has registered high growth rates. Recently, there have been indications that rates of inflation have increased. In response, the Chinese government recently has taken actions to curb this excessively expansive economy. These measures have covered restrictions on the availability of domestic credit, reducing the purchasing capability of some of its consumers, and limited recentralization of the approval process for purchases of certain foreign products. These austerity measures alone may not succeed in slowing down the economy’s excessive expansion or control inflation, and may result in severe dislocations in the Chinese economy. The PRC government may adopt additional measures to further combat inflation, including the establishment of freezes or restraints on certain projects or markets. These measures may adversely affect Hubei Longdan’s operations.

23. The Changes of PRC economic reform policies could result in a total investment loss in the Company’s common stock.

Since 1979, the PRC government has reformed its economic policies. Because many reforms are unprecedented or experimental, they are expected to be refined and improved. Other political, economic and social factors, such as political changes, changes in the rates of economic growth, unemployment or inflation, or in the disparities in per capita wealth between regions within China, could lead to further readjustment of the reform measures. This refining and readjustment process may negatively affect Hubei Longdan’s operations.

Although the PRC government owns the majority of productive assets in China, in the past several years the government has implemented economic reform measures that emphasize decentralization and encourage private economic activity. Because these economic reform measures may be inconsistent or ineffectual, there are no assurances that business operations in China will not become subject to the risk of nationalization, or the Chinese government will continue its pursuit of economic reform policies, and the economic policies, even if pursued, will be successful; and the Company and Hubei Longdan will be able to capitalize on economic reforms.

24 .. The marketing prices of many medicines are regulated by China's State Development and Reform Commission, which may limit the profit margin of the pharmacy sale.

Recently, some suppliers of Hubei Longdan want to raise their products prices on account of the rising of material costs. If Hubei Longdan wants to keep its profits margin unchanged it must pass the rising costs of the goods to their customers. However, t he marketing prices of many medicines are regulated by China's

18

State Development and Reform Commission, which may limit the ability of raising price; if Hubei Londan fails to do so, the profit margin of the pharmacy sa le may be hurt.

25. Fluctuation in the value of RMB may have a material adverse effect on the investment.

Our operation is in our beneficially owned Chinese subsidiaries. Their financial transactions are in RMB. Any significant fluctuation in value of RMB may materially and adversely affect our cash flows, assets, revenues, earnings, and any dividends payable on, and the price of our stock in U.S. dollars. For example, an appreciation of RMB against the U.S. dollar would make any new RMB denominated investments or expenditures more costly to us, if we were to convert U.S. dollars into RMB for such purposes.

There was a significant devaluation of the Renminbi on January 1, 1994. Since 1994, the value of the Renminbi relative to the U.S. dollar has remained stable and has been appreciated slightly against the U.S. dollar. Currently, the USA has argued that the Renminbi is artificially undervalued, which could result in further and more significant appreciation of the Renminbi against the U.S. dollar.

26. We must comply with the United States Foreign Corrupt Practices Act (FCPA) .. Any violation would have severely adverse effectiveness on our business and stock price.

Corruption, bribery, kickbacks, illegal payments and other fraudulent practices appear frequently in China, particularly in pharmacy industry since it deals with contracts from the Chinese Government. However, the United States Foreign Corrupt Practices Act prevents United States companies from involving in bribery or other prohibited payments to foreign officials for the purpose of acquiring or retaining business.  So far, our executive officers and employees have not been subject to the United States Foreign Corrupt Practices Act , and our company is in compliance with the Act .. But, we could make no guarantee that our workers or other agents will not engage in such conduct in the future. If our employees or other agents are found to have been involved in such practices, we could suffer severe penalties and other consequences : according to the FCPA's anti bribery provisions, the criminal penalties of the firms are subject to a fine of up to $2 million; officers, directors, and stockholders are subject to a fine of up to $100,000 and imprisonment for up to five years; while there can be civil penalties of up to $10,000 against any firm as well as any officer, director, employee, or agent of a firm, or stockholder acting on behalf of the firm, who violates the anti bribery provisions. If any or both of the penalties had occurred, the company's business and stock price would be severely adverse affected ..

                             RISKS RELATED TO AN INVESTMENT IN OUR SECURITIES

OUR STOCK PRICE IS VOLATILE AND YOU MAY NOT BE ABLE TO SELL YOUR SHARES AT A PRICE HIGHER THAN WHAT YOU PAID.

27.  The shares of the Series B Common Stock to be issued will mostly likely be subject to "penny stock" regulations for which SEC issued additional sales practice requirements that could effect the liquidity and price of our stock.

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Although we arbitrary specified $ 4  for our Series B Common Stock to be issued, there is no guarantee the market price of it would be at or above $ 4, or even pass $5 consistently. In case that the market price of it being below $5, the Series B Common Stock is defined as a "penny stock". Penny stocks generally are equity securities with lower price (less than $5) other than securities registered on certain national securities exchanges or quoted on NASDAQ, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Prior to a transaction in a penny stock, a broker-dealer is required to: Deliver a standardized risk disclosure document prepared by the SEC; Provide the customer with current bid and offers quotations for the penny stock; Explain the compensation of the broker-dealer and its salesperson in the transaction; Provide monthly account statements showing the market value of each penny stock held in the customer's account; Make a special written determination that the penny stock is a suitable investment for the purchaser and receives the purchaser's consent; and Provide a written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity in the secondary market for our stock. Because our shares are subject to the penny stock rules, you may find it more difficult to sell your shares.

28.   Our stock may be subject to volatility and harder to sell because it is not eligible for trading on an exchange.

Our common stock is not eligible for trading on any stock exchange and there can be no assurance that our common stock will achieve listing on any such exchange. We intend to apply for listing on the Over-The-Counter Bulletin Board Trading System pursuant to Rule 15c2-11 of the Securities Exchange Act of 1934, but there can be no assurance we will obtain such a listing. The Bulletin Board tends to be highly illiquid, in part because there is no national quotation system by which potential investors can track the market price of shares except through information received or generated by a limited number of broker-dealers that make markets in particular stocks. There is a greater chance of market volatility for securities that trade on the Bulletin Board as opposed to a national exchange or quotation system. This volatility may be caused by a variety of factors, including:

  a). The lack of readily available price quotations;

  b). The absence of consistent administrative supervision of "bid" and "ask" quotations;

  c). Lower trading volume; and

  d). Market conditions.

In a volatile market, you may experience wide fluctuations in the market price of our securities. These fluctuations may have an extremely negative effect on the market price of our securities and may prevent you from obtaining a market price equal to your purchase price when you attempt to sell our securities in the open market. In these situations, you may be required to either sell our securities at a market price which is lower than your purchase price, or to hold our securities for a longer period of time than you planned.

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29. Sales of a substantial number of shares of our common stock into the public market by selling stockholders may result in significant downward pressure on the price of our common stock.

When this registration statement is declared effective, the selling stockholders may be reselling all of their owned shares of our common stock. Sales of a substantial number of shares of our common stock in the public market could have an adverse effect on the price of our common stock and cause a reduction in the market price of our common stock. As a result of any such decreases in price of our common stock, purchasers who acquire shares from the selling stockholders may lose some or all of their investment.

Any significant downward pressure on the price of our common stock as the selling stockholders sell the shares of our common stock could encourage short sales by others. Any such short sales could place further downward pressure on the price of our common stock.

30 .. We will incur increased costs as a result of being a public company.

From the interim financial report for the nine-month period ended September 30, 2007, our general and administrative costs were $478,660, 90% of increase compared with $252,527 for same period of fiscal 2006. The majority of the 90% increases at this period were due to incurrence of professional service costs of $306,184 relating to the process of unsuccessfully reverse merger with All-States Properties .. The professional service costs include financial consulting fees, legal fees and auditing fees. If our SB2 would be effective, we anticipate that professional service costs thereafter will be less but estimate that our General and Administrative Expenses will increase at least 70% annually over our past due to the ongoing accounting and legal expenses. In addition, the Sarbanes-Oxley Act, as well as certain rules implemented by the SEC, requires changes in corporate governance practices of public companies. These new rules and regulations will increase our legal, accounting and financial compliance costs and will require additional staff time.

31 .. The Company’s holding company structure may limit the payment of dividends ..

As a holding company, we have no direct business operations other than the beneficial ownership of our operating subsidiaries in China. We are legally qualified to receive dividends or other payments from our beneficially owned operating subsidiaries: Hubei Longdan. The receipts of these funds determine our essential ability to pay dividends and meet other obligations. Our beneficially owned operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including restrictive covenants in any available loan agreement, restrictions on the conversion of RMB into U.S. dollars. Further, PRC regulations currently permit the payment of dividends only out of accumulated profits as determined in accordance with PRC accounting standards and regulations. If Hubei Longdan and its subsidiaries do not accumulate sufficient profits under PRC accounting standards and regulations to first fund certain reserve funds and staff and workers bonus and welfare fund as required by PRC accounting standards, they will be unable to pay amounts owed under the contractual arrangements and the Company will be unable to receive any dividends from its subsidiary which has contracted with Hubei Longdan.

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                                       FORWARD-LOOKING STATEMENTS

T his prospectus contains forward-looking statements. The forward-looking statements are based on our current goals, plans, expectations, assumptions, estimates and predictions regarding the Company.

When used in this prospectus, the words "plan", "believes," "continues," "expects," "anticipates," "estimates," "intends", "should," "would," "could," or "may," and similar expressions are intended to identify forward looking statements.

Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, events or growths to be materially different from any future results, events or growths expressed or implied in this prospectus.

The statements made in this prospectus should be read as being applicable to all forward-looking statements wherever they appear in this prospectus. These statements include, but are not limited to, statements under the captions, "RISK FACTORS," "MANAGERMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS", and "DESCRIPTION OF BUSINESS".

We do not undertake any obligation to update any forward-looking statements contained in this prospectus to reflect new events or circumstances, unless and to the extent required by applicable law. Neither the Private Securities Litigation Reform Act of 1995 nor Section 27A of the Securities Act of 1933 provides any protection for statements made in this prospectus.

                                            USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.

                                     DETERMINATION OF OFFERING PRICE

Assuming Series A and C fully convertible into Series B Common Stock, Longdan Holding would have totally 3,500,000 Series B Common Stock issued and outstanding. We set the offering price at $4 of Series B Common Stock, and valued the Company at $14,000,000 (about less than 1.8 times of its current shareholder equity value). This valuation is determined by our company's own view, since prior to this offering, there has been no public market for our Series B Common Stock to mark the price. Among the factors considered in determining the initial public offering price are the future prospects of our company and our industry in general, our sales, cash, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to those of our company. The estimated

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initial public offering price range set forth on the cover of this prospectus is subject to change as a result of market conditions and other factors.

On October 17, 2007, Hubei Longdan's subsidiary Fuhua's GSP certificate had been revoked, which has significant adverse effectiveness on the revenues and earnings in the three months period ended December 31, 2007. Although management of Fuhua predicted their new application of GSP would be approved in the early period of 2008, this event will inevitably hurt our credits among investors. We should put our stock price-cash ratio and stock price-book value ratio and price-earnings ratio, price-sales ratio at the level below industrial average.

                                             DILUTION

The Series B common stock to be sold by the selling shareholders is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

                                       SELLING SHAREHOLDERS

The selling shareholders named in this prospectus are offering all of the 385,000 shares of Series B Common Stock offered through this prospectus. The selling shareholders acquired their shares when Longdan Holding INC acquired Longdan International.

We will not receive any proceeds from the sale of the shares by the selling shareholders. Although we will pay all costs of registering the shares offered by the selling shareholders, the selling shareholders will pay all sales commissions and other fees payable to brokers or dealers in connection with any sale of the common stock.

The following table provides as of the date of this prospectus, information regarding the beneficial ownership of our common stock held by each of the selling shareholders, including: selling shareholder’s names and the number of shares owned by each prior to this offering; the total number of shares that are to be offered for each; the total number of shares that will be owned by each upon completion of the offering; and the percentage owned by each upon completion of the offering.

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Names of Selling Stockholder	Shares Owned Original	Shares Offered in Offering	Shares Owned after Offering	Percent Owned after Offering
Cindy Qingxin Shi	3955	3955	0	0
Xiao Shi	3955	3955	0	0
Yuet Chong Lee	3955	3955	0	0
Anding Qian	93955	93955	0	0
Hector J. Llorens	396	396	0	0
Fawn Wang	396	396	0	0
Vera Olichney	396	396	0	0
Chao Wang	791	791	0	0
Jin Du	396	396	0	0
Teddy Chien	396	396	0	0
Sophie Huizhen Chan	396	396	0	0
Xichang Chen	659	659	0	0
Brian Faucher	396	396	0	0
Kaiyu Jiang	396	396	0	0
Yi Chun Xu	659	659	0	0
Xinmei Tan	791	791	0	0
Yimin Lin	1055	1055	0	0
Bolin Ma	1055	1055	0	0
Kani Zhao	1055	1055	0	0
Mingjia Wang	1318	1318	0	0
Beatriz Llorens	396	396	0	0
Jiasan Fu	396	396	0	0
Yang Wu	527	527	0	0
Dadin Fu	659	659	0	0
Kin Yuet Li	396	396	0	0
Greg Brill	26	26	0	0
Anle Qian	63296	63296	0	0
Anqi Qian	264	264	0	0
Hongyi Liu	396	396	0	0
XiuZhu Xu	264	264	0	0
Tong Li	396	396	0	0
Hongyu,Zhang	1055	1055	0	0
YuCheng Wang	264	264	0	0
JiaJun Qian	264	264	0	0
Yuankai Zhu	264	264	0	0
Andrew Chien	63697	63697	0	0
Charlene Yue	2637	2637	0	0
Jiayang Chien	52637	52637	0	0
Wei Wang	10547	10547	0	0
Las America Research Group*	396	396	0	0
Allied Pacrim Capital **	396	396	0	0
USChina Channel INC***	69588	69588	0	0
Total:	385000	385000	0	0

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Note: *c/o Hector Llorens; ** c/o Vera Olichney;  ***C/O Andrew Chien.

The named party beneficially owns and has sole voting and investment over all shares or rights to these shares. The numbers in this table assume that none of the selling shareholders purchases additional shares of common stock, and assumes that all shares offered are sold. The percentages are calculated on the assumption that all of Series A, and C Common Stock were fully convertible into Series B Common Stock and there were 3,500,000 shares of Series B Common Stock outstanding on the date of this prospectus.

Except Andrew Chien acts individually as Financial Consultant for Hubei Longdan, none of the selling shareholders, has had a material relationship with us other than as a shareholder at any time; or has ever been one of our officers or directors; or has ever had a family relationship with one of our officers or directors.

                                          PLAN OF DISTRIBUTION

The selling shareholders or their pledgees, transferees or other successors in interest may sell some or all of their common stock in one or more transactions, including block transactions, or privately negotiated transactions.

We determined this offering price by our view. The selling shareholders will sell our shares initially at $4 per share until our shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. In the event that we permit or cause this prospectus to lapse, the shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144.

The company is bearing all costs relating to the registration of the common stock, while the selling shareholders will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

In the offer and sale of the common stock, the selling shareholders must comply with the requirements of the Securities Act and the Exchange Act. In particular, when the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be underwriters, as that term is defined under the Securities Act of 1933 or the Exchange Act of 1934, or the rules and regulations thereunder, they must comply with applicable law and may, among other things, not engage in any stabilization activities in connection with our common stock. They may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities for a period beginning five business days before the date of this prospectus until they are no longer at selling.

If selling stockholders sell these shares of our common stock directly to any or both of market makers and broker-dealers acting as agents for their customers, they should furnish each market maker, or broker-

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dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such market maker, or broker-dealer.

Alternatively, the selling stockholders may sell all or any part of the shares of the common stock offered hereby through an underwriter. In this case, we may see that a deal or agreements will be signed between an underwriter and a selling stockholder, then the associated details will be set forth in a supplement or revision to this prospectus. So far, no selling stockholder has entered into any agreement with a prospective underwriter, and there is no assurance that any such agreement will be entered into.

None of the selling shareholders are broker/dealers or are affiliated with broker/dealers.

                                            TRANSFER AGENT AND REGISTRAR

We have not yet appointed a stock transfer agent for our common stock. We intend to do so immediately upon this registration statement becoming effective.

                                                  LEGAL PROCEEDINGS

To our knowledge, neither the Company, nor any officer, director, nor member of the Audit Committee, is a party to any material legal proceeding.

No officer, director or member of the Audit Committee has ever violated a securities law, been convicted of a felony, nor filed bankruptcy.

                          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

In following list of directors and officers, every person holds the same position in both Longdan Holding and Hubei Longdan.

Board of Directors and Executive Officers

All directors of our Company hold office until the next annual meeting of the shareholders, or until their successors have been elected. The officers of our Company are appointed by our board of directors and hold office until their death, resignation or removal from office. As of the date of this prospective, our directors and executive officers are listed below.

 Name            Age          Term Served as       Position with the

                             Director/Officer        Company

Zhilin Zhang      45        November 19, 1998      Chairman/Director

                                                   President/CEO

Hanping Xu        44        December 1, 2000              CFO

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Hua Zhang         41        December 1, 2000            Director

Bing Hu           42        December 1, 2000            Director

                                                           VP

Chun Li           35        December 1, 2000            Director

                                                     General Manager

Jinzhong Yu       45        December 1, 2000        Independent Director

Directors:

Zhilin Zhang, Director, has served as Chairman and President of Hubei Longdan since December 2000. He is the founder of Hubei Longdan.  Prior to founding the Longdan, he was employed as a director of Yichang Medicine Research Institute, China from 1990 to 1994, and as general manager of Wuhan Longren Medicine and Healthcare Preparation, China, from 1995 to 1996, and as general manager of Wuhan Longren Enterprise Group, China, from 1996 to 2000. Mr. Zhang has devoted himself to the research and development and the manufacture and sale of traditional Chinese medicines. In 2002, he won the title of Distinguished Youth Entrepreneur of Wuhan, Hubei, China.  Mr. Zhang graduated from Beijing Chinese Medical University, China, in 1985. In 2005, he got his EMBA (Executive MBA) from Wuhan University.

Zhilin Zhang and his family members (wife and son) also own a majority of the capital stock of Hubei Huirui Pharmacy Company, a private company, and also own approximately 30% of the capital stock of another private company, Hubei Longren LLC.

Hua Zhang, Director, has served as the Director of the New Medicine Research and Development Department of Hubei Longdan since December 2000, and engaged in quality control recently.  Before joining Hubei Longdan, Mr. Zhang was Director of New Medicine Research and Development Department of Wuhan Human-well Hi-tech Industry Co. Ltd. Hubei, China for one year.  He graduated from Biological Engineering Department, Huazhong University of Science and Technology.  His primary focus is on drug research and development.

Bing Hu, Director, has served as Manager of the Professional Sales Force of Hubei Longdan since December 2000. He is engaged primarily in market research, and sales strategy practice.

Chun Li, Director, has served as General Manager of Hubei Longdan’s Administration Department since December 2000.  He received his Bachelor of Science degree in the Marketing Department, Huazhong University of Science and Technology, and MBA from Wuhan Univesity.

Jinzhong Yu, an independent Director, is an Associate Professor of Financial Administrative Department, Zhongnan University of Economics and Law, since 2001.

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Officers :

Zhilin Zhang, Chairman, President [See above]

Hanping Xu, CFO, has served as Chief Financial Officer and Manager of the Department of Security of Hubei Longdan since December 2000. Mr. Xu has engaged in financial management of large and middle-sized enterprises for more than ten years.  He has been the general sales agent with respect to the sale of calling cards for cell phones of China Mobile and China Unicom, and a director of Jianghan Branch of Commerce and the Industrial Bank of China.  He graduated from Department of Finance and Political Law, Zhongnan University, China

Hua Zhang, Director of New Medicine Research of Hubei Longdan [See above].

Bing Hu, Manager of Professional Salesmen of Hubei Longdan [See above].

Chun Li, General Manager of Hubei Longdan’s Administration Department [See above].

Audit Committee

Houquan Pan, 57, has served as Manager of Audit Committee since December of 2000. Before joining Hubei Longdan, he was employed by Hubei Mailyard Group as a Financial Manager for four years. He graduated from Zhongnan University of Economics and Law.

Fenglin Wu, 41, has served as Member of Audit Committee since December of 2000. She has been the Chief Engineer, and responsible for the new drug development and quality control of the Company. She has graduated from Tianjin Medical College and studied in Japan afterward.

Qunbo Zhen, 37, has served as Member of Audit Committee since December of 2000, and has been the General Manager of the sale department. Before joining Hubei Longdan, he worked at several comprehensive pharmaceutical companies sequentially as sale manager. He graduated from Henan Chinese Medical institute, and is studying MBAcourses in Huazhong Science and Technology University.

Code of Ethics

In November 2007, the Company adopted the Code of Ethics pursuant to Item 406 of Regulation S-B, of which all our officers and employees are bound by. The Code of ethics is intended to promote honest and ethical conduct, full and accurate reporting, and compliance with the law. A copy of the Code of Ethics is included as Exhibit 14 to this Registration Statement.

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A printed copy of the Code of Ethics may be obtained free of charge by writing to the Corporate Secretary at: Longdan Holding, INC, 6 Floor 21, Jiangtian Building, No. 586 Wuluo Road, Wuchang District, Wuhan, Hubei, China, 430070.

                       SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

We have set forth in the following table information which is relative to our common stock beneficially owned on the date of this prospectus, for:

(1) each shareholder we know to be the beneficial owner of 5% or more of our outstanding common stock in any of Series A, B and C;

(2) each of our executive officer and directors; and

(3) all executive officer and directors as a group.

As of the date of this prospectus, there were Series A Common Stock 175,000 shares, Series B Common Stock 1,922,016 shares and Series C Common Stock 14,029,840 shares of our Common Stock issued and outstanding.

Any Series A, or Series C Common Stock could convert into Series B Common Stock any time at the selection of the owners. The convertible rate is one Series A into one Series B; and ten Series C into one series B respectively.

The percentages of total capital stock are calculated on the assumption that all Series A, and C Common Stock were fully convertible into Series B Common Stock, and resulted in 3,500,000 shares of Series B Common Stock outstanding.

The address of Andrew Chien is 665 Ellsworth Avenue, New Haven, CT 06511. Unless otherwise specified, the address of each other person set forth below is care of Hubei Longdan Biological Medicine Technology Co. Ltd, Floor 21, Jiangtian Building, No. 586 Wuluo Road, Wuchang District, Wuhan, Hubei, People’s Republic of China 430070.

Name of Beneficial Owner	Number and Series Shares	% Series A Common	% Series B Common	% Series C Common	% Total Capital Stock
Zhilin Zhang*	175,000 shares of Series A Common Stock; 72,240 shares of Series B Common Stock	100%	3.8%		7.0%
Boyu Zhang**	358,555 shares of Series B Common Stock		18.7%		10.2%

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Hua Zhang*	60,200 shares of Series B Common Stock		3.1%	1.7%
Jilan Lu	345,358 shares of Series B Common Stock		18.0%	9.9%
Yurun Tao	445,000 shares of Series B Common Stock		23.2%	12.7%
Chun Li*	150,500 shares of Series B Common Stock		7.8%	4.3%
Andrew Chien***	168,697 shares of Series B Common Stock		8.8%	4.8%
All officers & directors* as a group (3 people)	175,000 shares of Series A Common Stock; 282,940 shares of Series B Common Stock	100%	14.7%	13.1%

**Boyu Zhang is the adult son of Zhilin Zhan. Boyu Zhang disavows any interest in shares held by Zhilin Zhan.

*** Andrew Chien got 105000 shares of Series B in February 2007 as part of his compensation, and kept 63,697 in December 24, 2007 distribution.

In Series C Common Stock, there is no shareholder who holds more than 5% of the shares.

                                 FUTURE SALES BY EXISTING SHAREHOLDERS

We have Series A Common Stock 175,000 shares, Series B Common Stock 1,922,016 shares and Series C Common Stock 14,029,840 shares of our Common Stock outstanding. Except 385,000 shares of Series B Common Stock to be register here, all of which are "restricted securities". Under Rule 144, the shares may be publicly sold, subject to volume of our trading market, plus other restrictions such as shares of Series A and C must convert into shares of Series B, one year from the date the certificate was issued.

Shares purchased from this offering, will be immediately available for resale. However, there is currently no trading market and, if a trading market develops, the sale of shares by any of our existing shareholders could have a depressive effect on the market value of our common stock.

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                                     DESCRIPTION OF THE SECURITIES

Common Stock:

We are currently authorized to issue 30,000,000 shares of $0.0001 par value common stock, comprised of

•

One Hundred Seventy Five Thousand (175,000) authorized shares of Series A Common Stock (“Series A Common”).

•

Fourteen millions (14,000,000) authorized shares of Series B Common Stock, (“Series B Common”).

•

Fifteen millions and eight hundred twenty five thousand (15,825,000) Series C Common Stock (“Series C Common”).

As of the date of this prospectus, there were Series A Common Stock 175,000 shares, Series B Common Stock 1,922,016 shares and Series C Common Stock 14,029,840 shares of our Common Stock issued and outstanding.

The convertibility, vote power and dividend right of three series common stocks are as follows:

•

Every share of the Series A Common Stock will have ten (10) votes and shall be convertible into one share of the Series B Common Stock at any time by the election of the holder.

•

Every share of the Series B Common Stock will have one vote.

•

Every share of the Series C Common stock will have one-tenth (0.1) vote; and shall be convertible into one-tenth (0.1) share of the Series B Common Stock at any time by the election of the holder.

•

All Series of shares, on the convertible to Series B basis, are equal to each other with respect to liquidation and dividend rights.

As of the date of this prospectus, there would be 3,500,000 shares of Series B outstanding if all shares of Series A and C had converted into shares of Series B.

Currently, Zhilin Zhan owns all shares (175,000) of the Series A Common Stock, and 72,240 shares of Series B Common Stock representing an aggregate of approximately 7.0% of the outstanding capital stock and an aggregate of approximately 35.7% of the total voting power. Shareholders of Hubei Longdan believe that it will benefit the company and also public perception of the Company, if senior management has a higher percentage of voting control.

Part of the Series B shares were owned by shareholders of USChina Channel INC, because they had acquired Series B Common Stock 385,000 shares of Longdan International Inc, and later being exchanged into Longdan Holding Series B common stock on the ratio of one for one .. After the Registration Statement becoming effective, the Series B shares held by the shareholders of USChina Channel INC, will be the only shares freely tradable. There is no plan to register Series A or Series C common stocks for public trading. The Series A shares and the Series C shares will convert into Series B only upon the affirmative election of the holders of such shares to convert. Our management believes that by requiring an affirmative election to convert, fewer Series A shares and Series C shares will be converted into Series B shares limiting the

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number of Series B shares, particularly those which may be freely traded. Our management believes that this has the potential to increase the market valuation for the Company’s Series B shares. Ideally, we would like the Series B shares to trade at or above $5 per share in the future to permit the possible listing of the Series B shares with AMEX or the Nasdaq Stock Market.

The Series C shares exist because of ours perception that the majority of its existing shareholders wish to own a larger number of shares, regardless of the per share valuation, and would view any action where the number of shares held by them is reduced unfavorably.

We will recognize the risk that the market may value the Series B shares based on the possible conversion of the Series A and Series C shares into Series B shares and that the possibility of conversion may depress the market value of the Series B shares and/or make the market value more volatile and make it difficult to determine the inherent value of a share.

Holders of shares of common stock are entitled to share in all dividends as may be declared by the Board of Directors out of funds legally available. Upon liquidation, holders of the shares of common stock are entitled to participate on a pro-rata basis in a distribution to all shareholders of assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.  There are no pre-emptive, or other subscription rights or privileges with respect to any shares, and no conversions except among common stocks, Series A or Series C may be convertible to Series B.

Reference is made to our Articles of Incorporation and Bylaws for a more complete description of the rights and liabilities of holders of common stock. Our shares do not have cumulative voting rights. This means that the holders of more the 50% of the votes will be able to carry the majority votes for each of the directors; thereby electing all of the directors, if they choose to do so. In such event, the holders of the remaining shares, aggregating less than 50% of votes, will not be able to elect any of the directors.

Following completion of this offering, we will not be required to provide you with an annual report and we will not voluntarily send an annual report to you. We will be required to file reports with the Securities and Exchange Commission (SEC) pursuant to Section (13) or 15(d) of the Securities Exchange Act of 1934. The reports will be filed electronically. The common reports that we will be required to file are known as Forms 10-KSB, 10-QSB, and 8-K.  You may read copies of any materials we file with the SEC at their Public Reference Room at 450 Fifth Street, N.W., Washington, D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and will contain copies of the reports that we file electronically.

                                      INTEREST OF NAMED EXPERTS AND COUNSEL

None of the experts named below was or is a promoter, underwriter, voting trustee, director, officer or employee of Longdan Holding INC.

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Legal Matters: Dennis H. Johnston, attorney at law, has reviewed this registration statement and provided an opinion on the validity of our issuance of common stock thereunder.

Accounting Matters: The financial statements included in this prospectus, have been audited by Kenny Ruan, CPA, located in Woodbridge, Connecticut. As set forth in their report attached to this prospectus, we relied upon the expert opinion and accuracy of the firm for the audited financial statements and related attached reports.

                             DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR

                                          SECURITIES ACT LIABILITIES

Our Articles of Incorporation, as amended, provide that the Board of Directors has the power to:

1. indemnify our directors, officers, employees and agents to the fullest extent permitted under the laws of the State of Nevada;

2. authorize payment of expenses incurred in defending a civil or criminal action; and

3. purchase and maintain insurance on behalf of any director, officer, employee or agent.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended ("Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

                               ORGANIZATION WITHIN THE LAST FIVE YEARS

We were incorporated on November 7, 2007. On that date, Zhilin Zhang, Hua Zhang, Bing Hu, Chun Li, Jinzhong Yu were appointed as our directors. As well, Zhilin Zhang was appointed as our chairman and president.

                                       DESCRIPTION OF BUSINESS

Company History

Longdan Holding INC was incorporated in the State of Nevada on November 7, 2007. On November 7, 2007, we acquired Longdan International INC, which was incorporated on December 12, 2006 in Nevis Island. Longdan International INC has not conducted any substantive operations of its own, and conducts it’s primary business operations through its variable interest entity (“VIE”), Hubei Longdan Biological Medicine Technology Co., Ltd. (“Hubei Longdan”), that is a corporation incorporated under the laws of the People’s

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Republic of China (“PRC” or “China”). The People's Republic of China (“PRC”) law currently has limits on foreign ownership of certain companies. To comply with these foreign ownership restrictions, Longdan Holding conducts the pharmaceutical business in China through Hubei Longdan. Hubei Longdan holds the licenses and approvals necessary to operate Longdan Holding's business in China. Longdan Holding, through its affiliate Longdan International, has contractual arrangements with Hubei Longdan and its shareholders pursuant to which Longdan Holding provides technology consulting and other general business operation services to Hubei Longdan. Through these contractual arrangements, Longdan Holding also could substantially influence Hubei Longdan's daily operations and financial affairs, appoint its senior executives and approve all matters requiring shareholder approval. As a consequence of these contractual arrangements, which enable Longdan Holding to control Hubei Longdan, Longdan Holding is considered the primary beneficiary of Hubei Longdan. Accordingly, Longdan Holding consolidates Hubei Longdan's results, assets and liabilities in its financial statements.

On March 14, 2007, Longdan International INC and Hubei Longdan signed an Acquisition Agreement with All State Properties LP for reverse merger. On November 2, 2007, they decided to terminate the merger process.

Hubei Longdan was established on November 19, 1998 as a limited liability company, which under the laws of the PRC is not permitted to issue additional interests or to transfer its securities. On December 1, 2000, Hubei Longdan reorganized as a corporation, a company with limited liability that is permitted to issue transferable securities under the company laws of the PRC. Hubei Longdan has two subsidiaries: Huiyuan Investment Co. Ltd. and Hubei Fuhua Medicine Co.  Huiyuan Investment Co. Ltd., which is wholly owned by Hubei Longdan, is an investment holding company, which owns 90% of the capital stock of Hubei Fuhua Medicine Co. (“Fuhua”). Mr. Qing Lian, Chairman of Fuhua, owned the remaining 10% of the capital stock of Fuhua.

The business of Hubei Longdan is to market and sell traditional Chinese medicines and generic drugs for use in the treatment and prevention of disease and health problems. Hubei Longdan’s geographic market is China.

Hubei Longdan has developed several medicines that are well-known in China, such as Intelligent Chinese Wolf-Berry Pellet (Zhiqi Ke Li), the first and only drug approved by the Chinese government for the removal of lead from the blood of children, and the Compound Bear Gall Capsule for the treatment of Hepatitis B, which has been listed by the PRC’s Food and Drug Administration as a National Class Two Protective Variety, a designation that provides the drug with the equivalent of patent protection under the laws of the PRC until June 16, 2010.

It should be noted that approval of a product for manufacture or sale in China does not constitute approval for manufacture or sale in the United States or any other country. Among other products, the Compound Bear Gall Capsule for Hepatitis B has not been approved for manufacture and sale in the United States. Its production is viewed as inhumane to Bears by various organizations and groups.

Hubei Longdan has also developed a variety of generic drugs, such as a generic version of Indapamide Sustained Release tablets, a diuretic that is sold throughout the world, to reduce high blood pressure for a 24-hour period. Indapamide was approved by the United States Food and Drug Administration in 1983. Hubei

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Longdan’s generic version of Indapamide was approved by the Chinese Food and Drug Administration in December 2005.

Hubei Longdan has licensed each of the above-mentioned three drugs to Hubei Huirui Pharmacy Company (“Huirui”), a company in which the family of Zhilin Zhang, Longdan’s President, owns a majority of equity interest. Under the terms of agreements between Hubei Longdan and Huirui which were amended and extended to December 2011, Huirui has agreed to pay Longdan an annual amount in royalties for licenses and related consulting services (expressed in RMB yuan), in each case payable quarterly in arrears, for a five-year period commencing January 1, 2007 and ending December 31, 2011, subject to an annual increase of 5%, for the three drugs as follows:

Name of Drug	Royalty Payment (RMB yuan)	Consulting Services Payment	Total Payment (RMB yuan)
Wolf Berry Pellets	1,950,000	50,000	2,000,000
Compound Bear Gall Capsules	1,470,000	30,000	1,500,000
Indapamide	1,330,000	20,000	1,350,000

The royalty payment from Huirei to Hubei Longdan is fair and reasonable in current Chinese drug manufacturing industry.

In May 2005, Hubei Longdan, on the land of more than 6 hectares owned by Hubei Lonren, began to build a manufacturing facility with capacity to produce market value close to $100 millions drugs annually. However, such similar projects were overbuilt in many cities in China recently.  And Hubei Longdan also felt that in the environment of the drug prices controlled by government and raw material price gradually going higher, the costs were too high to initiate the production of the facility. As the land value of the facility increased several times, Hubei Longdan in May 2007, agreed to sell the on construction building to Wuhan Hongwei Housing Construction LLC, which changed the land usage to residency. Meanwhile, Hubei Longdan switched its business target to major for drug sale, no longer engaged in research and development activities and has no plan to license any products developed by it except for the arrangement with Huirui.

Through its 90% indirectly owned subsidiary Fuhua, Hubei Longdan markets and sells Chinese medicines or generic drugs, including those developed by Hubei Longdan.

Fuhua has been engaged in the business of pharmaceutical whole sales and marketing since 2001. Fuhua sells almost one thousand different kinds of drugs or Chinese medicines, directly to fifty-eight hospitals and many sale agents. No any customer has more than 5% of Fuhua's total sale.

Any drug sale company, in China, must get the GSP (good Sale Practices) certificate before practicing its own business. Chinese FDA issues GSP to supervise China's pharmaceutical sale. Fuhua got its first GSP certificate in 2003 when this program was initiated, and lost it on October 17, 2007. Fuhua expected to get the new GSP certificate in the early period of 2008.

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Hubei Longdan and its subsidiaries currently have about 140 full time employees.

Hubei Longdan's Strategy:

Hubei Longdan’s focus is to better establish and expand its pharmacy management distribution network, primarily through the acquisition of small drug distribution companies with cash provided by the sale of certain property originally intended for the operation of a manufacturing facility and partly through reinvestment of its revenues, including royalty and service revenues received for licensing drugs developed by the company. Currently, through Fuhua, Hubei Longdan sells almost one thousand different kinds of Chinese medicines or drugs and its products and gross revenues have increased each year. In 2006, Fuhua had gross revenues of RMB 130,772,982 yuan (about US$16.36 million) and gross profits of RMB 10,404,882 Yuan (about US$1.16 million). Although Fuhua sells throughout China, its most significant sales occur in sixteen regions. Fuhua has established forty-eight sales offices employing over three hundred sales agents selling to more than six hundred customers. Hubei Longdan would like to expand this distribution network and provide greater sales and marketing coverage in those areas of China where it either has no sales offices or an insufficient number of offices to service the potential customer base.

In 2006, the Chinese government launched a major medical reform movement. Chief among the targets of these reforms is the inflated cost of drugs sold in Chinese hospitals. Prior to the adoption of these reforms, Chinese hospitals were able to sell drugs at prices several times higher than the cost of the drugs purchased by them from the drug manufacturers.  As a result, many hospitals built a big inventory of drugs, and permitted doctors to receive commissions for issuing drug prescriptions.  Another abuse was that the same drug was sometimes marketed and sold under different names, and sold at different prices.  The Chinese government has outlawed these practices, and taken steps to eliminate the corruption and incentives for bribes that had become prevalent in the Chinese drug industry.  In addition, the Chinese government saw the need to materially remake the manner in which the Chinese drug industry operates.

The biggest transformation effected by these reforms is in the manner in which drugs are marketed and distributed. Under the reforms, hospitals will no longer be permitted to maintain large inventories of medicines. Instead, pharmacies will become the conduit for the sale and distribution of pharmaceutical drugs. However, implementing these reforms and improving the Chinese pharmaceutical drug industry faces the following challenges:

(1)Current methods for compiling, maintaining and providing information for use by the participants in the drug distribution chain are antiquated and inadequate.  In China, the suppliers, wholesalers and retail merchants are unable to access, use or share the same information about pricing, availability and alternative drug therapies. They generally do not work together and often work at cross purposes. The procedures used in manufacturing, preparation, storage and delivery of drugs are generally inefficient. Among other things, the lack of a standard coding for drugs in China complicates and confuses the entire drug distribution system. Currently every network uses its own codes. As a result of this informational barrier, one network cannot provide drugs for use by participants in another network.

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(2)In China, significant bureaucratic barriers impede entry into the retail pharmacy segment of the distribution system. In addition to satisfying basic competency requirements, those who wish to operate retail pharmacies must run the gauntlet of the approval processes of each local province. The vertical administrative structure and methods of the pharmacy industry create greater restrictions for retail pharmacy businesses than for wholesalers or suppliers. Unlike those participants in the distribution system, retail pharmacies lack cross-market connections.

This policy has created an environment conducive to expansion by acquisition. Hubei Longdan believes that in order to successfully implement its expansion plans, in addition to capital provided by the sale of its property originally intended for use as a manufacturing facility, and internally generated revenues, including royalty and other service income, it will require significant amounts of additional capital.  Hubei Longdan believes that its best strategy for obtaining additional capital is to access the United States capital markets. It is for this reason that Longdan Holding desires to engage in the process of publicly listing in USA. Longdan Holding believes that the public company status of the Company will permit the Company to engage in financings. The Company would then lend the proceeds to Hubei Longdan or co-venture with Hubei Longdan.  In addition, Hubei Longdan believes that having an affiliated entity that has a public market for its shares will allow it to construct equity incentives for its management and employees and, because the equity interest that its shareholders will receive in the Company, give its existing investors some degree of liquidity for their equity ownership interest.

Because the laws of the PRC restrict the ownership of a PRC company by persons who are not PRC citizens, Hubei Longdan has entered into certain agreements with Longdan International. Pursuant to these agreements, Longdan International provides exclusive technology consulting and other general business operations services to Hubei Longdan in return for payment of consulting fees that are equal to Hubei Longdan’s net profits. Hubei Longdan’s shareholders have pledged their equity interests in Hubei Longdan to Longdan International to secure the contract obligations and have granted Longdan International an irrevocable proxy to vote their interests and an exclusive option to purchase these interests, which arrangements are enforceable to the fullest extent permitted under the laws of the PRC. A more detailed description of these contractual arrangements follows.

Contractual Arrangements with the Hubei Longdan and its Shareholders

On December 20, 2006, the Longdan International has the five agreements with the Hubei Longdan and its shareholders. They are Exclusive Consult and Services Agreement, Operating Agreement, Equity Pledge Agreement, Exclusive Option Agreement and Proxy Agreement.

Exclusive Consult and Services Agreement: Pursuant to the exclusive consult and services agreements between Longdan International and Hubei Longdan, Longdan International has the exclusive right to provide the exclusive business consulting and related services on general business operation of the Hubei Longdan. Under this agreement, Longdan International shall be the sole and exclusive owner of all intellectual property rights created or discovered by Longdan International, or the Hubei Longdan on Longdan International's services. Hubei Longdan pays an annually consulting and services fees in Renminbi (“RMB”) to Longdan International that is equal to all of Hubei Longdan’s net profits for each year. This agreement

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has initially ten (10) years of term from December 20, 2006, and shall be automatically renewed for additional ten (10) years, and may be terminated only upon Longdan International’s written confirmation.

Operating Agreement: Pursuant to the operating agreement among Longdan International, Hubei Longdan, and Hubei Longdan’s shareholders, Longdan International agrees to guarantee Hubei Longdan’s performance under any agreements or arrangements relating to Hubei Longdan’s business arrangements with any third party. Hubei Longdan, in return, agrees to pledge its accounts receivable and all of its assets to Longdan International. Further, Hubei Longdan agrees that unless the obtainment of a prior written consent from Longdan International, Hubei Longdan will not engage in any transactions that could materially affect the assets, obligations, rights or the Hubei Longdan’s operation, including, but not limited, to assume any debt or borrow money from any third party, to sell to or acquire from any third party any assets or rights, to assign to any third party any agreement related to Hubei Longdan’s business, to pledge any assets or intellectual property rights to any third party as security interests. In addition, Hubei Longdan agrees to accept, from time to time, the corporate policy advise and guidance provided by Longdan International in connection with company's daily operating and financial management and the employee management. The shareholders of Hubei Longdan agree to approve the candidates recommended by Longdan International as their representatives on Hubei Longdan’s board of directors. Hubei Longdan shall appoint Longdan International's senior managers as Hubei Longdan's President, Chief Financial Officer, and other senior officers. Longdan International will recommend any replacement of the senior managers of Hubei Longdan. This agreement has initially ten (10) years of term from December 20, 2006, and shall be automatically renewed for additional ten (10) years, and may be terminated only upon Longdan International’s written confirmation.

Equity Pledge Agreement:  Under the equity pledge agreement among Longdan International, Hubei Longdan, and Hubei Longdan’s shareholders, the shareholders of Hubei Longdan agrees to provide security of pledge over 100% of their equity interests in Hubei Longdan to Longdan International to guarantee Hubei Longdan’s performance of its obligations under the exclusive consult and services agreement and other agreements. If Hubei Longdan or Hubei Longdan’s Shareholders breaches its respective contractual obligations, Longdan International, as pledgee, will have the right to sell or dispose part or all of the pledged assets in accordance with relevant laws. The shareholders of Hubei Longdan agreed not to dispose of the pledged equity interests or take any actions that would prejudice Longdan International’ interest. The equity pledge agreement will expire two (2) years after Hubei Longdan’s obligations under the exclusive consulting services agreements have been fulfilled.

Exclusive Option Agreement: Under the exclusive option agreement among Longdan International, Hubei Longdan, and Hubei Longdan’s shareholders, the shareholders of Hubei Longdan exclusively and irrevocably granted Longdan International or its designated person an exclusive stock option to purchase, up to the maximum permitted under PRC law, in part or in whole of the equity interests in Hubei Longdan for the cost of the initial contributions to the registered capital or the minimum value permitted by applicable PRC law. Longdan International or its designated person has sole discretion to decide when to exercise the option. Hubei Longdan, and Hubei Longdan’s shareholders shall not have the right to transfer any rights and obligations to any third party under this Agreement unless with Longdan International's prior written consent. This agreement has initially ten (10) years of term from December 20, 2006, and shall be

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automatically renewed for additional ten (10) years, and may be terminated only upon Longdan International’s written confirmation.

Proxy Agreement: Pursuant to the proxy agreement among Longdan International, Hubei Longdan and Hubei Longdan’s Shareholders, Hubei Longdan’s Shareholders agreed irrevocably to authorize Longdan International or Longdan International’s designeess to undertake and exercise all of their voting rights ("Authorized Rights") as shareholders of Hubei Longdan, pursuant to the laws of PRC and the Hubei Longdan’s documents. The Authorized Rights include to fully representing of such shares in all cases, to make attendance of the shareholder meetings, and execution of the voting power of such shares either in persons or by proxy, and to appoint the Hubei Longdan's directors. Hubei Longdan’s Shareholders agreed that, upon the request of Longdan International at any time, they would execute any and all further documentation including powers of attorney, voting rights authorizations and/or proxies, to enable Longdan International to exercise the Authorized Rights granted to it. This agreement has initially twenty (20) years of term from December 20, 2006, and shall be automatically renewed for additional twenty (20) years.

Terminating Acquisition Agreement and Making Registration Statement:

On July 12, 2006 Hubei Longdan entered into a letter of intent with All State Properties LP for the purpose of the reverse merger.  On March 14, 2007, Longdan International INC and Hubei Longdan signed an Acquisition Agreement with All State Properties LP. In the process of executing the Acquisition Agreement, the legal representative of All State Properties signed payment agreement with the Financial Consultant of Hubei Longdan to specify the payment terms on June 15, 2007. Then, the legal representative of All State Properties received full payment. In the end of October, Hubei Longdan found that the legal representative of All State Properties required far more payment than that written in the payment agreement. Since the costs of reverse merger already hurt the operating earnings of Hubei Longdan significantly in 2007, we decided to terminate the merger process, then change our plan of going public and make the registration statement. We exchanged the termination notices with All State Properties on November 2, 2007. There is no any claim against us on the termination of the Acquisition Agreement.

                        MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

General

The analysis and other information provided below relates to Hubei Longdan, a Chinese company, the financial results, assets and liabilities of which are consolidated into the financial statements of Longdan International, and further Longdan Holding, based on Hubei Longdan’s status as a variable interest entity (VIE) based on the criteria set forth in FASB Interpretation No. 46 R (Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51). Through various contractual arrangements, Longdan Holding, through Longdan International, as absorbed the majority of the risk of loss from Hubei Longdan’s activities and receives a majority of its expected residual returns.

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Hubei Longdan is a holding company and, through the period ended December 31, 2006, its revenues are derived exclusively from sales and marketing operations of its ninety percent owned subsidiary - Fuhua. However, beginning in the quarter ended March 31, 2007, Hubei Longdan began to realize certain royalty and consulting income relating to certain of its products licensed to third parties, and it is anticipated that Hubei Longdan will realize income from royalty and consulting services from these products on an ongoing basis.

Trends Affecting the Chinese Pharmaceutical Market:

The principal market for Hubei Longdan’s business is China. China has the world's largest population, totaling nearly 1.3 billion people.  As Chinese living standards improve, the demand for pharmaceutical products grows, exceeding the growth rate for China’s GDP. According to a Chinese government report, China's pharmaceutical sales in 2005 were approximately $48.28 billion, representing an increase of 17% from sales in 2004. The same report estimates that China's pharmaceutical industry will continue to grow at an annual rate of 12% to 15% through 2010. One reason cited by the report for the extended period of robust growth for China's pharmaceutical industry, exceeding that of other industries, is that two-thirds of the Chinese population lives in rural areas, and has little access to health care. In past two decades, over 147 million farmers have moved into China’s urban areas to work and live. Management believes that this large-scale internal migration has the potential to create a huge demand for the health care industry including the pharmaceutical industry that will extend over a longer period of time as a result of pent up demand that will be unleashed as living standards for the population improve.

The Years 2006 and 2005 and First Nine Months of 2007 in Brief

Fuhua, a subsidiary of Hubei Longdan, has been engaged in the business of pharmaceutical sales and marketing since 2001. Fuhua sells almost one thousand different kinds of drugs or Chinese medicines. Fuhua acts as the sales agent for Hubei Huirui Pharmacy (Huirei) for sale of Wolf-Berry Pellets, and Compound Bear Gall Capsules used for the treatment of Hepatitis B, and Indapamide, which were licensed from Hubei Longdan by Huirei. Fuhua’s business has experienced substantial growth in recent years. Fuhua’s products are sold throughout most of China, and it has substantial sales in sixteen different Chinese provinces. Fuhua has established forty-eight sales offices throughout China and employs over three hundred sale agents who work through more than six hundred sales networks.

Revenues:

In fiscal 2006, Fuhua had record sales of $16,359,700 compared with $14,368,584 in fiscal 2005, representing a growth in revenues of approximately, representing a growth in revenues of approximately 13.8%. In the first nine months of fiscal 2007, Fuhua had record sales of $13,508,413 compared with $11,904,654 in same period of fiscal 2006, representing a revenue growth of 13.5%. There are several reasons to contribute the sale increase. The approximate 60% of increased sales are primarily attributable to an overall increase in the sale of pharmaceutical products (for example, Cloxacillin increased sale 30% in 2006, and 20% in nine months of 2007), and the other sale increase attributed to add new medicines in

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sales (for example, Fuhua began to sell Indapamide, omeprazole capsules in fiscal 2006, and amoxicillin sodium in fiscal 2007). The unit prices for drugs sold were generally stable in 2006 compared to that in 2005, while some unit price of drugs sold in 2007 had been raised for ten to fifteen percent, which also made contribution to the increase of revenue in 2007.

Fuhua’s top ten best selling drugs in 2006 and 2007 were:

•

Compound Bear Gall Capsules, manufactured by Huirui;

•

Wolf-Berry Pellets manufactured by Huirui;

•

Cefotaxime　Sodium　for　Injection 1.0g manufactured by Shandong Luo Xin Pharmacy;

•

Cloxacillin 1.0g manufactured by Hua Shui Pharmacy;

•

Cefazolin Sodium for Injection 0.5g manufactured by Hua Shui Pharmacy;

•

Ceftriaxone Sodium 1.0g manufactured by Shandong Luo Xin Pharmacy;

•

Sodium Chloride Injection 0.9%*250ml manufactured by Hubei Zhao Ming Pharmacy;

•

Cefotaxime Sodium for Injection 0.5g manufactured by Harbin General Pharmaceutical Manufacturer;

•

Penicillin 800K units manufactured by Hua Shan Pharmacy; and

•

Paracetamol Caftein manufactured by Nan Chang Pharmacy.

Generally, no one drug represented any material amount of Fuhua’s total revenues.  Of the above-mentioned drugs, only Compound Bear Gall Capsules had sales representing as much as 5% of Fuhua’s total revenues. The other drugs each represent approximately 2% to 3% of Fuhua’s total revenues.

Beginning in the quarter ended March 31, 2007, Longdan began to realize certain royalty and consulting income relating to certain of its products licensed to third parties. At the end of June 30, 2007, Hubei Longdan received service revenue of $314,038.

Costs of goods sold:

The costs of goods sold have two components: one component is Fuhua’s selling costs relating to the sale of the pharmaceutical products to pharmacies, including transportation and labor. The second component is the cost to purchase manufactures medicines.

Gross Profits

	Year Ended Sept.30, 2006	Year Ended Sept.30, 2005
Gross Revenues from Product sales	$ 16,359,700	$ 14,368,584
Cost of Product sales	$ 15,058,049	$ 13,228,357
Gross Profits	$ 1,301,651	$ 1,140,222

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Fuhua’s gross profits $1,301,651 in 2006 was 7.96% of the revenue, and 14.1% growth over the gross profits $1,140,222 in 2005, which was 7.94% of the revenue. In the first nine months of fiscal 2007, Fuhua’s gross profits $1,072,760 was 7.9% of the revenue. The gross margin rate is stable.

In the fiscal year ended September 30, 2006, transportation costs totaled approximately 2% of sales and labor costs totaled about 1%. The costs percentage was stable in the first nine months of fiscal 2007.

We use the first-in, first-out (FIFO) method of inventory valuation. Generally, our inventory turns rapidly (less than 90 days) and, accordingly, we do not write down the value of our inventory.

Costs of Service:

In the first nine months of fiscal 2007, the costs of services sold were $105,267, contributed by the depreciation of intangible assets.

The gross profit for Hubei Longdan was $1,165,292 in fiscal 2006, and $1,006,920 in fiscal 2005, $1,281,531 in the first nine months of fiscal 2007.

Operating Expenses:

Selling expenses were $265,266 for fiscal 2006, 9% of increase compared with $243,070 for fiscal 2005. In the first nine months of fiscal 2007, selling expenses were $200,751, 10% of increase compared with $192,887 for same period of fiscal 2006. The increases of selling expenses correspond to increases in sales.  Selling expenses include commissions paid for sales.

General and Administrative Expenses were $478,308 for fiscal 2006, 51% increase compared with $316,707 for fiscal 2005. In the first nine months of fiscal 2007, general and administrative expenses  were $478,660 , 90% of increase compared with $252,527 for same period of fiscal 2006. The majority of the 90% and 51% increases at different periods were due to incurrence of professional service costs of $306,184 relating to the process of reverse merger. The professional service costs include financial consulting fees, legal fees and auditing fees. We anticipate additional costs attributable to professional service fees in each quarter through the finish of our listing in OTCBB. We anticipate that professional service costs thereafter will be less but estimate that our General and Administrative Expenses will increase on an ongoing basis at least 40% annually over our past professional fee expenses due to the ongoing accounting and legal expenses relating to compliance with SEC rules, and also anticipate significant increases in other costs relating to public company status.

Interest Income/Expense:

Hubei Longdan’s interest income was $43,785 in fiscal 2006 and $42,805 in fiscal 2005. Interest expense was $(63,369) in fiscal 2006 and $(134,616) in fiscal 2005. The reduction is due to the reduction of amounts outstanding under our short-term bank loan.

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In the first nine months of fiscal 2007, interest income was $25,241 compared with $(24) of same period in 2006. The increase of interests is due to the cash increase. And the interest expense was $(49,275) compared with $(50,257) of the same period of 2006.

Income Taxes:

China taxes corporate income derived from sales at the rate of 33%.  Hubei Longdan paid corporate income taxes of  $125,981 in fiscal 2006, and $116,771 in fiscal 2005, with the increase corresponding to increased profits. In the first nine months of fiscal 2007, it paid corporate income taxes of $183,941 compared with $108197 in the same period of 2006.

Certain of Hubei Longdan’s income derived from royalties and consulting services relating to pharmaceutical products licensed to third parties is taxed at the rate of 15%. Hubei Longdan did derive such income from this source beginning second quarter of fiscal 2007.

Minority interest expense:

Hubei Longdan’s minority interest expense has been proportionately reduced to correspond to the minority equity interest in Fuhua. There was no change in the minority interest in Fuhua in fiscal 2006 compared to 2005. The amount of minority interest expense $56,626 in 2006, an increase of 15.5% from $49,003 in 2005, attributable to an increase in Fuhua’s income.

In the first nine months of fiscal 2007, the minority interest was $346,792 compared with $152,229 of same period in 2006

Earning per share:

       Table 1.  Earnings for Fiscal Years 2006 and 2005

	Year Ended Sept.30, 2006	Year Ended Sept.30, 2005
Consolidated net income	$ 199,153	$ 188,076
Shares Outstanding	61,750,000	47,500,000
Earning Per share	0.00	0.00

After being acquired by Longdan Holding, and assuming All Series A,B and C Common Stock had converted into shares of Series B Common Stock

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Shares Outstanding (pro forma)*	3,115,000	3,115,000
Earning Per share	$ 0.06	$ 0.06

* Pro forma, only includes shares issued to Longdan International INC.

    Table 2.  Earnings for Period Ended On June 30

	Nine months Ended June 30, 2007	Nine months Ended June 30, 2006
Consolidated net income	$ 346,792	$ 179,481
Shares Outstanding	61,750,000	61,700,000
Earning Per share	0.01	0.00

After being acquired by Longdan Holding, and assuming All Series A,B and C Common Stock had converted into shares of Series B Common Stock
Shares Outstanding (pro forma)*	3,115,000	3,115,000
Earning Per share	$ 0.11	$ 0.06

* Pro forma , only includes shares issued to Longdan International INC.

Proceeds from Issuance of Shares:

Proceeds from issuance of shares in fiscal 2006 were $1,801,200. There is no share issuance in the first nine months of fiscal year 2007.

Special Dividend in 2006:

Under its original business plan, Hubei Longdan had commenced the construction of a manufacturing facility for the manufacture of pharmaceutical products on certain real property owned by the company. The majority of the funds used in construction were derived from operating revenues and capital contributions made by Hubei Longdan’s shareholders. However, in 2006, management determined that it would be in the best interests of the company and its shareholders to reallocate the company’s resources away from construction of the manufacturing facility because the construction of numerous new pharmaceutical manufacturing plants and other developments in the pharmaceutical industry, including changes in law that made pharmaceutical

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sales more profitable than pharmaceutical manufacturing, altered the assumptions on which management had made its decision to construct the facility. Accordingly, Hubei Longdan ceased funding further construction and decided to dividend the unused funds to its shareholders. The total amount distributed in this dividend to its shareholders was $1,715,431.

Because of uncertainty about whether Hubei Longdan’s shareholders owed income taxes on the dividend distribution, and if so, whether Hubei Longdan was required to collect and pay the taxes on behalf of its shareholders, Hubei Longdan’s management determined to increase the amount of the dividend to an amount sufficient to pay any potential tax liability of its shareholders and to hold an additional $505,788 in reserve for the payment of its shareholders’ potential income tax liability in March 2006.  Accordingly, Hubei Longdan recorded a total of $2,251,000 as dividend payments on its consolidated balance sheet for its fiscal year ended September 30, 2006.

Later, in the quarter ended June 30, 2007, most of the dividend tax was paid.

Liquidity and Capital Resources:

Cash and cash equivalents totaled $392,126 at September 30, 2006, compared to $545,367 at September 30, 2005. Short-term investments are placed in banks as deposits.

Net cash provided by operating activities was $396,301 in fiscal 2006 and $247,195 in fiscal 2005. The net cash was from the operating profits of Fuhua's drug sale .. Hubei Longdan’s net income in fiscal 2006 increased to $255,779 from $237,079 in fiscal 2005. Accounts receivable increased to $206,941 in fiscal 2006 from $45,309 in fiscal 2005, and the taxes payable increased to $620,073 in fiscal 2006 from $118,000 in fiscal 2005 largely because of amounts held for payment of potential income tax liabilities of shareholders attributable to the dividend distribution to shareholders described above.

Net cash investing activities increased to $1,113,697 in fiscal 2006 from $177,887 in fiscal 2005, primarily because a loan made to the company by a related party in the amount of $1,567,549 was repaid in fiscal 2006.

Financing activities resulted in a decrease of $1,671,575 in fiscal 2006 compared to a decrease of 770,496 in fiscal 2005. Cash provided by financing activities included proceeds of $1,776,975 in fiscal 2006 from issuance of stock, net of the payment of a dividend payment of $(2,221,219) and repayment of a short term loan in the amount of $1,251,000.  In fiscal 2005, there was a short-term loan repayment of $733,800.

For the first nine months of fiscal 2007, cash and cash equivalents totaled $1,418,994. Short-term investments are placed in banks as deposits.

In the nine-month period, net cash provided by operating activities was $(912,524) compared $625,878 of same period in 2006. The sharply increase of cash outflow is due to tax payment of $(450,663)(most of it

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due to the special dividend distribution as discussed above) and increase of account receivable of $(746,265) and increase of accrued expenses and other payable $(231,538), and increase of accrued liability for related party of $(351,214). Hubei Longdan’s net income in this period of 2007 increased to $388,077 from $192,422 of same period in 2006.

The sharply increase of account receivable as a percentage (5.5%) of revenue is due to delay payment of some customers. Management will close to watch the process and get a solution.

In this quarter, we sold the building in construction and got the net increase of investing activities for $3,211,027. We have totaled net increase in cash for $993,485 in this period.

Effect of Changes in Exchange Rate:

Hubei Longdan’s revenues are received, and expenses are paid, in Renminbi (“RMB”), the currency used in the PRC.  Although the company’s financial records of revenues and expenses are recorded in RMB, it prepares its financial statement in U.S. dollars.  Accordingly, certain adjustments are required because of the translation of RMB into U.S. dollars. Changes in the exchange rate of RMB for U.S. dollars can affect Hubei Longdan’s financial statements. From 2001 until June 2005, the exchange rate of the RMB yuan to the U.S. dollar ranged within a narrow band of $0.12080 to 0.12083 to 1 RMB yuan. Beginning in July 2005, the Chinese government has permitted the value of the yuan to float within a broader range against the dollar and as a result the yuan has slowly risen against the dollar.

In the calculation of the U.S. dollar amounts in Hubei Longdan’s financial statements included as part of the proxy materials and in connection with financial information provided in this MD&A the following exchange rates for the U.S. dollar to the RMB were used:

Exchange Rates Used in Audited Year-End Financial Statements

	September 30, 2006	September 30, 2005

Balance Sheets as at	USD 0.1264:RMB 1	USD 0.1238:RMB 1
Statements of Operations and Cash Flows for the year ending	USD 0.1251:RMB 1	USD 0.1223:RMB 1

Exchange Rates Used in Unaudited Interim Financial Statements

December 31, 2006	December 31, 2005

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Balance Sheets as at	USD 0.1281:RMB 1	USD 0.1239:RMB 1
Statements of Operations and Cash Flows for the periods ending	USD 0.1273:RMB 1	USD 0.1239:RMB 1

	March 31, 2007	March 31, 2006

Balance Sheets as at	USD 0.1293:RMB1	USD 0.1248:RMB 1
Statements of Operations and Cash Flows for the periods ending	USD 0.1279:RMB1	USD 0.1243:RMB 1

	June 30, 2007	June 30, 2006
Balance Sheets as at	USD 0.1313:RMB 1	USD 0.1251:RMB 1
Statements of Operations	USD 0.1303:RMB 1	USD 0.1250:RMB 1
Statements of Cash Flows for the periods ending	USD 0.1288:RMB 1	USD 0.1244:RMB 1

Plan of Operations:

Hubei Longdan’s business plan over the next 12 months is to operate and expand its pharmaceutical marketing and sales business, both organically and by acquisition. In addition, the company forecasts that in fiscal 2007 and beyond, it will have an increase in positive cash flow compared to fiscal 2006 due in part to additional revenues that it will derive from the royalty and consulting fees paid by Hubei Huirei for the Longdan drugs licensed to them.  In addition, in fiscal 2007 Longdan will receive the sale proceeds from the sale of its manufacturing facility.

In May 2007 Hubei Longdan and Huirei amended their agreements relating to the license by Hubei Longdan of the rights to Wolf-Berry Pellets, Compound Bear Gall Capsules and Indapamide to Huirei, and the provision of related consulting services to Huirei to extend the agreements until December 2011.

Under the terms of the revised agreements, Huirei has agreed to pay Hubei Longdan an annual amount in royalties for the licenses and service fees for consulting services of: 2,000,000 Yuan (including a 50,000

47

service fee) with reference to Wolf-Berry Pellets; 1,500,000 Yuan (including a 30,000 service fee) with reference to Compound Bear Gall Capsules; and 1,350,000 Yuan (including 20,000 service fee) with reference to Indapamide, in each case payable quarterly in arrears, for a five-year period commencing January 1, 2007 and ending December 31, 2011.  Under the terms of the agreements, amounts payable under the agreements will increase by 5% annually each year in the five-year period.  The aggregate amount payable under the agreements for three products for the year ended December 31, 2007 is 4,850,000 Yuan (including service fees totaling 100,000). Payments received from Hurei are anticipated to increase the net profits of Hubei Longdan. In addition, the impact of payments from this source on Hubei Longdan’s net profits is greater than the impact of a comparable increase in revenues from its sales and marketing business because under the associated local government’s law revenues derived from technology transfers and related services are taxed at the rate of 15% compared to the 33% rate applicable to revenues derived from sales and marketing.

In addition to the revenues to be derived from the licensing and consulting arrangement with Hurei, Hubei Longdan anticipates the receipt of revenues from the sale of its partially completed manufacturing facility located in Wuhan, China. On May 26, 2007, Hubei Longdan and Longren, a related party who was in partnership with Hubei Longdan with respect to the manufacturing facility (Longren owns the land on which the facility has been constructed and Hubei Longdan owned the buildings), signed a contract with Wuhan Hongwei Housing Construction LLC (the “Developer”) to sell the land and buildings on the construction site. Under the terms of the agreement, the partially constructed manufacturing buildings will be demolished and the Developer will construct residential housing on the land.

The total purchase price payable is approximately 130,000,000 yuan (approximately $16.9 million) of which Hubei Longdan will receive 49,860,852 yuan (approx. $6.5 million), which includes the repayment of approximately $1,022,020 (as of September 30, 2006) that Hubei Longdan lent to Longren.  The purchase price will be payable in installments over a two-year period subject to earlier payment based on completion and sale of residential housing on the site.

The purchase price will be payable to Hubei Longdan as follows:

•

an initial payment of 10 million yuan as a deposit, payable within three months after the date on which contract was signed (August 26, 2007);

•

a second payment of 10 million yuan, payable when the Developer commences demolition of the existing building and construction of residential housing;

•

a third payment of 15 million yuan, payable six months after commencement of construction, and the collection of downpayments/deposits for the residential housing; and the final payment of 14,860,852 yuan, payable two months after completion of construction and sale of the residential housing.

Hubei Longdan has received 10 million yuan in the end of August, and plans to apply the proceeds to expand its pharmaceutical sales and marketing business by acquisition.

In China’s pharmaceutical sales and marketing industry, there are approximately 12,500 drug-wholesale companies, and more than 160,000 retail sales outlets. Less than 5% of these companies have sales totaling more than $7 million annually. The 10 largest wholesale companies together represent only about 20% of the pharmaceutical sales market, compared to the United States where there are about seventy pharmaceutical

48

sales and marketing companies and the 10 largest by sale volumes account for 96% of total sales. Hubei Longdan views these discrepancies as reflective of the relatively lower efficiency of the sales and marketing industry in China compared to the United States. For example, in China pharmaceutical suppliers, wholesalers and retail merchants are unable to access, use or share the same information about pricing, availability and alternative drug therapies.  They generally do not work together and often work at cross-purposes.  Every pharmaceutical distribution company (a network) uses its own codes and one network cannot provide drugs for use by participants in another network.  The lack of a standard coding for drugs in China complicates and confuses the entire drug distribution system.

In this scenario, the Chinese pharmaceutical industry will see significant numbers of business combinations, and for those who survive growth through acquisition is inevitable. Hubei Longdan believes that now is the time to take advantage of the opportunities presently available in the Chinese pharmaceutical industry.

Hubei Longdan recognizes, however, that a growth by acquisition strategy has high risks, including:

•

the inability to identify suitable acquisition candidates at reasonable prices;

•

the need to conduct adequate due diligence prior to the acquisition;

•

the need to negotiate acquisitions on satisfactory terms;

•

the incurrence of debt financing or additional equity financing in connection with acquisitions, resulting in leverage or dilution of current ownership.

In addition, even if Hubei Longdan successfully navigates these risks relating to the acquisition process, Hubei Longdan may not be able to deal with issues relating to the integration of the acquired businesses, including:

•

the potential for disruption of Hubei Longdan’s  business by diverting management’s focus away from day-to-day operations;

•

the need to record write-downs of intangible assets;

•

retention of key employees or customers of an acquired business;

•

compliance with various laws.

Due to these and other risks, Hubei Longdan intends to carefully consider each potential acquisition before entering into a commitment to acquire. At this time, Hubei Longdan is still developing its acquisition strategy and reviewing potential acquisition candidates and has no immediate acquisition targeted. Hubei Longdan intends to disclose additional details about its acquisition strategies as they are developed.

Off-Balance Sheet Arrangements:

As discussed elsewhere, Hubei Longdan, by its own research and through acquisition, has developed several drugs including:

•

Intelligent Chinese Wolf-Berry Pellets (Zhiqi Ke Li), the first and only children blood lead removal drug approved by the Chinese government (approved on January 20, 2003);

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•

Compound Bear Gall Capsules for Hepatitis B, which was classified as a National Class Two Protective Variety, and will be protected until June 16, 2010  (issued by the Chinese State Food and Drug Administration on Dec.12, 2003);

•

A generic version of Indapamide Sustained Release tablets. Indapamide was approved by the United States Food and Drug Administration in 1983. Hubei Longdan’s generic version of Indapamide was approved by the Chinese FDA in the December 2005.

Because Hubei Longdan doesn't have any manufacturing facilities, Hubei Longdan agreed to license the manufacturing rights to Hubei Huirei Pharmaceutical Company, a company controlled by the chairman of Hubei Longdan. Under the terms of the agreement, no royalties or other fees were charged until January 2007.

Hubei Longdan agreed to this arrangement in order to help establish the products and the Hubei Longdan brand in the Chinese pharmaceutical market, notwithstanding that initially Hubei Longdan received no revenues from the arrangement.

However, because of certain labor and other costs, the licensing arrangement resulted in costs totaling $136,359 in fiscal 2006 and $133,307 in fiscal 2005, reducing Hubei Longdan’s net profits in both years.

Inflation:

Hubei Longdan believes that inflation has not in the past and will not in the future, have a material effect on its operations.

Recent Revocation of Fuhua’s GSP Certificate:

On October 17, 2007, Hubei Provincial FDA (the FDA) revoked the Certificate of Fuhua’s GSP (Good Sale Practices) in consequence of Fuhua's violation of some rules of GSP. This decision was made on the following facts founded in an uninformed on spot inspection of the FDA:

•

Lack of documents for purchased drugs, such as receipts, certificates of the suppliers and its salesmen;

•

Missed some inspections or the inspection records of the purchased drugs.

•

Improper drug storage: lack of more corresponding storage areas as required and some drugs failed to be kept with standards of temperature and humidity.

•

Some drugs were left in the office of #6 Development Avenue, Hankow, Wuhan, where the GSP not permitted to stock the drugs.

The top management of Fuhua is serious about this issue. They made deep self-inspection. They found that although the suppliers and their salesmen have qualified GMP certificates, and professional qualifications respectively,  Fuhua hadn't collected the documents in full, and the collected documents hadn't been organized so well that the Fuhua employees could not show the documents to the staffs of the FDA in the inspection time. Some drugs lacked the receipts because the receipts delayed arrivals, which were

50

associated with Fuhua’s policy: receiving goods first and making payment later. The managers have corrected these errors, and took some measures to avoid these errors to happen again.

Fuhua did miss some inspections for the purchased drugs from the traditional high quality suppliers. This is wrong because to make the inspections of the purchased drugs is the routine of the drug resale regardless of the qualification of the suppliers. This is the management responsibility.

As for the storage issue, Fuhua lacks the different temperature and humidity storage areas to handle more than one thousands of varieties of drugs with small quantities. Recently increase in sale brings more problems in storage. The company is improving the basic structure of the warehouse to arrange more storage areas. The managers also educated the employees to keep every drug accurately with storage requirement, and enhanced the rule that office area is prohibited from any drug storage.

After the revocation of GSP Certificate, Fuhua had a special meeting with its major suppliers and customers, and informed them both the notice of Hubei Provincial FDA, and the measures which Fuhua would take.

So far, Fuhua hasn't found any inventory write-off, and any return of sold drugs due to the notice of the revocation of the GSP. The sale stopped after Fuhua lost the certificate, which would have a negative material effectiveness on the revenue and profits of the fiscal quarter ending December 31, 2007. Longdan Holding estimated that Hubei Longdan would report little or no profits in the fiscal quarter ending December 31, 2007 as a result of Fuhua's operating loss about $130,000 by the event. However, the hospitals and some agencies already had a big inventory of Fuhua's drugs before Fuhua stopped the sale, which would offset majority of the lost revenue; management of Fuhua considered that the financial negative of this event is manageable. Fuhua submitted the application of the GSP certificate to the FDA. Part of the warehouse passed the FDA's inspection. Fuhua is preparing to restart its business in a better manner in the early period of 2008.

Recent Accounting Pronouncements:

In November 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 151, “Inventory costs – an amendment of ARB No. 43, Chapter 4.” This Statement amends the guidance in ARB No. 43, Chapter 4, "Inventory Pricing," to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB 43, Chapter 4, previously stated that "under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges . . . " This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal." In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities.  This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005.

In March 2006, FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140”. This Statement amends FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the accounting for separately

51

recognized servicing assets and servicing liabilities. This Statement is effective as of the beginning of an entity’s first fiscal year that begins after September 15, 2006.

In September 2006, FASB issued SFAS No. 157, “Fair Value Measurements”. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute.  Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practice. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.

In September 2006, FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R)”.  This Statement improves financial reporting by requiring an employer to recognize the over funded or under funded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions.  This statement is effective on various dates for the financial statements of the fiscal years ending from December 15, 2006 to December 15, 2008 depending on the type of employers and circumstances.

Management of Hubei Longdan believes that these Statements do not have a material impact on the company’s financial position, results of operations or cash flows

Critical Accounting Policies and Estimates

In connection with the preparation of its consolidated financial statements, Hubei Longdan has made estimates and assumptions about the impact of matters that are inherently uncertain and may change in subsequent periods in accordance with GAAP as adopted and in effect in the United States.  The actual results may vary from these estimates and assumptions.  Hubei Longdan considers the following to be its most critical accounting policies:

Accounts receivable:

Hubei Longdan consistently monitors collections and payments by our customers, and continually makes credit evaluations adjusting the credit limits Hubei Longdan gives to its customers. Based upon payment history and the customer’s credit information, Hubei Longdan reserves against estimated losses.  Although Hubei Longdan’s credit losses have historically approximated estimates and the reserves established.  However, in the pharmaceutical sales business receivables from customers are not always repaid, or are not repaid under the original credit terms, and sometimes accounts receivable aging increase in correspondence to the amount of products purchased by the customer.  Accordingly, Hubei Longdan cannot be assured that all of its

52

receivables are collectible and if collectible that the receivables will be collected in accordance with the original payment terms, including time of collection.

Revenue recognition:

Hubei Longdan recognizes revenue when the following four revenue criteria are met: persuasive evidence of an arrangement exists, products are delivered to the customers or the service has been performed, the selling price is fixed or determinable, and collectibility is reasonably assured. As for the service revenue from related parties (such as Hurei), we recognize such revenues at the time of receipt of payment.

Intangibles assets

Hubei Longdan values its intangibles assets at the cost of acquisition, and amortizes them over their useful lives.  The company periodically reviews these assets for impairment in accordance with SFAS No. 144 "Accounting for Impairment or Disposal of Long-Lived Assets."

                                      DESCRIPTION OF PROPERTY

Executive office: Our executive office is located at 6 Floor #21, Jiangtian Building, No. 586 Wuluo Road, Wuchang District, Wuhan, Hubei, China. This office is rented from Hubei Longren LLC, a related party of Hubei Logdan.

Fuhua :  A two storey building including offices and warehouse, about 3000 square meters, located at: #3 Area B, Hanyang Xinhua Industrial Park, Development Avenue, Wuhan, Hubei, China. This building is rented from Hubei Longren LLC, a related party of Hubei Logdan. An additional office is located at #6 Development Avenue, Hankow, Wuhan. This is the private property of Fuhua's Chairman Qing Liang. There is no rental charge for this office.

                           CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Contractual Arrangements with the Hubei Longdan and its Shareholders:

Chinese law restricted to a certain extent, foreign equity ownership of certain companies. To comply with these restrictions, on December 20, 2006, our subsidiary, the Longdan International, has signed a series of contractual arrangements with the Hubei Longdan and its shareholders. They are Exclusive Consult and Services Agreement, Operating Agreement, Equity Pledge Agreement, Exclusive Option Agreement and Proxy Agreement. For a description of these contractual arrangements, see "Description of Business", section "Contractual Arrangements with the Hubei Longdan and its Shareholders".

Royal and Manufacturing Rights Transfer Agreements:

In May 2007 Hubei Longdan and Huirei amended their agreements relating to the license by Hubei Longdan of the rights to Wolf-Berry Pellets, Compound Bear Gall Capsules and Indapamide to Huirei, and the provision

53

of related consulting services to Huirei to extend the agreements until December 2011. Details are in Section " MANAGERMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS ".

Loan repayment from Longren in Fiscal year 2006:

Longren paid back Hubei Longdan the loan of $1,567,549 in Fiscal year 2006.

                       MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Currently, our securities are not publicly traded. There is no assurance that a trading market will ever develop, or, if one does develop, that it will be maintained for any length of time. Pursuant to this prospectus, we are offering a maximum of 385,000 shares of Series B Common Stock on a best efforts basis.

The register shares are held by small number (forty-one) investors thus reducing the liquidity of our stock. Consequently, a purchaser of shares may find it difficult to resell the securities offered in this prospectus, should he desire to do so. The shares of this Company are mostly not eligible for margin so it is unlikely that a lending institution would accept our common stock as collateral for a loan.

To date, none of our outstanding shares are subject to any outstanding options, warrants to purchase, or securities that are convertible into common stock.

As of the date of this prospectus, there were Series A Common Stock 175,000 shares, Series B Common Stock 1,922,016 shares and Series C Common Stock 14,029,840 shares of our Common Stock issued and outstanding. Except shareholders of 385000 shares of Series B Common Stock register here, all other shares are "restricted securities", as defined under Rule 144 of the Securities Act.  The other shares will be eligible for sale after they have been converted in Series B before sale, and held for a period of at least one year, subject to volume limitations, timing, manner of sale, and filing of notice requirements. Under Rule 144, a person who has beneficially owned shares of a Company's common stock for at least one year is entitled to sell, within any three month period, a number of shares that does not exceed the greater of:

1. One per cent of the number of shares of the company's common stock, then outstanding.

2. The average weekly trading volume of the Company's common stock during the four calendar weeks preceding the filing of a notice of Form 144 with respect to the sale; provided, that the shares are trading on a nationally quoted exchange.

3. Under Rule 144(k), a person who is not one of the Company's affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares for at least two years, is entitled to sell shares without complying with the manner of the sale, public information, volume limitation or notice of the provisions of Rule 144.

54

                                   EXECUTIVE COMPENSATION

Zhilin Zhang, President, $3000 salary per year, no other compensation in both 2005 and 2006.

Hanping Xu, CFO, $3000 salary per year, no other compensation in both 2005 and 2006.

At this time, we do not anticipate awarding stock options to anyone.

                            FINANCIAL STATEMENT

 (This space intentionally left blank )

55

Kenne Ruan, CPA, P.C.

      Phone: (203) 824-0441 Fax: (203) 413-4686

40 Hemlock Hollow Road, Woodbridge, CT 06525

                 kruancpa@yahoo.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Longdan International Inc

We have audited the accompanying balance sheets of Longdan International Inc as of September 30, 2006 and 2005, and the related statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the two-year period ended September 30, 2006. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Longdan International Inc as of September 30, 2006 and 2005, and the results of its operations and its cash flows for each of the years in the two-year period ended September 30, 2006 in conformity with accounting principles generally accepted in the United States of America.

/s/ Kenne Ruan

Kenne Ruan, CPA, P.C.

Woodbridge, Connecticut

August 20, 2007

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           LONGDAN INTERNATIONAL INC. CONSOLIDATED BALANCE SHEETS

             FOR FISCAL YEARS ENDED SEPTEMBER 30, 2006 AND 2005

	September 30,	September 30,
	2006	2005
CURRENT ASSETS
Cash and cash equivalents	$ 392,126	$ 545,367
Cash in reserve accounts	1,283,200	198,080
Accounts receivable, net of allowance
of $55,396 and $54,123 as of
September 30, 2660 and 2005, respectively	1,197,245	$ 967,828
Inventory	2,774,419	1,978,120
Prepaid expenses	33,351	74,042
Loan receivable from related parties - short term	618,726	1,551,261
Interests receivable	88,480	43,330

TOTAL CURRENT ASSETS	6,387,547	5,358,028

Fixed assets, net of depreciation of $202736 and	318,180	364,799
$142599 as of Sept. 30, 2006 & 2005 respectively
Constructions in progress	4,182,148	4,014,755
Intangible assets, net of accumulated amortization of	780,415	899,304
$597345 &$450116 as of Sept. 30, 2006 & 2005 respectively
Loan receivable from related parties - long term	618,727	1,212,000
Other loans receivables - long term	1,236,503	889,433

TOTAL ASSETS	$ 13,523,520	12,738,319

LIABILITIES AND STOCKHOLDERS EQUITY

CURRENT LIABILITIES
Short-term loan payable	1,264,000	2,476,000
Notes payable	1,269,195	160,940
Accounts Payable	1,936,444	1,792,926
Accrued expenses and other payables	451,180	389,786
Accrued liabilities - related party	344,536	256,082

57

Income tax payable	247,975	118,203
Other taxes payable	505,788	6,426

TOTAL CURRENT LIABILITIES	6,019,118	5,200,363

Commitments and Contingencies

Minority Interest in Subsidiary Company	219,480	162,854

SHAREHOLDERS' EQUITY
Common stock, ($0.1208 par value, 1 billion Shares	7,514,975	5,738,000
authorized; 61,750,000 AND 47,500,000 shares
o/s September 2006, and 2005, respectively)
Statutory reserves	317,979	278,902
Retained earnings	(882,700)	1,178,442
Accumulate other comprehensive income	334,668	179,758

TOTAL SHAREHOLDERS' EQUITY	7,284,922	7,375,102

TOTAL LIABILITIES AND SHAREHOLDERS EQUITY	$ 13,523,520	$ 12,738,319

The accompanying notes are an integral part of the consolidated financial statements.

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                                       LONGDAN INTERNATIONAL INC

                         CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended	Year ended
	Sept. 30	Sept. 30
	2006	2005
Revenue
Product sales	$ 16,359,700	$ 14,368,584
Services sales	-	-
	16,359,700	14,368,584

Cost of goods sold
Cost of products sold	(15,058,049)	(13,228,357)
Cost of services sold	(136,359)	(133,307)
	(15,194,408)	(13,361,664)

Gross profit	1,165,292	1,006,920

Operating expenses
Selling expenses	(265,266)	(243,070)
General and administrative expenses	(478,308)	(316,707)

Total operating expenses	(743,574)	(559,776)

Income from operations	421,718	447,143

Other income (expenses)
Interest income	43,785	42,805
Finance costs	(63,369)	(134,616)
Other expenses	(20,374)	(1,483)

Total other income	(39,959)	(93,294)

Total consolidated income before income tax	381,759	353,850

Income tax expense	(125,981)	(116,771)

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Total consolidated income	255,779	237,079

Minority interest expense	(56,626)	(49,003)

Consolidated net income	$ 199,153	$ 188,076

Basic and diluted earnings per share	$ 0.00	$ 0.00

Weighted average number
of common shares outstanding	55,812,500	47,500,000

The accompanying notes are an integral part of the consolidated financial statements.

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                                                            LONGDAN INTERNATIONAL INC
                     CONSOLIDATED STATEMENTS OF CHANGESIN SHAREHOLDERS' EQUITY
                                            FOR YEARS ENDED SEPTEMBER 30, 2006 AND 2005

	Common		Statutory	Statutory		Accumulated
	Stock		capital	welfare	Retained	comprehensive
	Shares	Amount	reserves	reserves	earnings	income	Total

Balances, October 1, 2004	47,500,000	$ 5,738,000	$ 113,530	$113,530	$ 1,042,208	$ -	$ 7,007,268

Foreign currency translation						179,758	179,758
Net income					188,076		188,076
Transfer to statutory reserves			25,921	25,921	(51,842)		-

Balances, September 30, 2005	47,500,000	$ 5,738,000	$ 139,451	$139,451	$ 1,178,442	$ 179,758	$ 7,375,102

Foreign currency translation						$ 154,910	154,910
Foreign currency translation
Net income					199,153		199,153
Transfer to statutory reserves			19,539	19,538	(39,077)		-
Proceeds from issuance of shares	14,250,000	1,776,975					1,776,975
Dividends paid					(2,221,219)		(2,221,219)

Balances, September 30, 2006	61,750,000	$ 7,514,975	$ 158,990	$158,989	$ (882,700)	$ 334,668	$ 7,284,922

The accompanying notes are an integral part of the consolidated financial statements.

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                 LONGDAN INTERNATIONAL INC

            CONSOLIDATED STATEMENTS OF CASH FLOW

	Year ended	Year ended
	Sept. 30,	Sept. 30,
	2006	2005
Cash flows from operating activities
Net income	$ 255,779	$ 237,079
Adjustment to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization	192,914	187,418
Change in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable	(206,941)	45,309
Inventories	(746,994)	(776,382)
Prepaid expenses	41,812	164,603
Increase (decrease) in:
Accounts payable	104,775	72,774
Accrued expenses and other payable	52,661	117,987
Accrued liabilities - related party	82,222	80,382
Taxes payable	620,073	118,025

Net cash provided by operating activities	396,301	247,195

Cash flows from investing activities
Purchase of property, plant and equipment	(2,832)	(23,554)
(Increase) in construction in process	(82,222)	(130,032)
(Increase) decrease in loan receivable from related parties	1,567,549	333,866
(Increase) in other loan receivable	(368,798)	(2,393)

Net cash provided by (used in) investing activities	1,113,697	177,887

Cash flows from financing activities
(Decrease) in Short-term loan payment	(1,251,000)	(733,800)
Increase (decrease) in notes payable	1,093,512	(180,944)
Decrease (increase) in cash in reserve accounts	(1,069,843)	144,254

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Dividends paid	(2,221,219)	-
Proceeds from issuance of shares	1,776,975	-

Net decrease in financing activities	(1,671,575)	(770,490)

Effect of exchange rate changes on cash	8,335	17,452

Net increase (decrease) in cash	(161,576)	(345,408)
Cash - beginning of the year	545,367	873,323

Cash - end of the year	$ 392,126	$ 545,367

Supplemental disclosure information
Finance cost paid	$ -	$ -
Income taxes paid	$ -	$ -

The accompanying notes are an integral part of the consolidated financial statements.

63

LONGDAN INTERNATIONAL INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2006 AND 2005

1. ORGANIZATION AND BASIS OF PRESENTATION

Longdan Holding INC (“Longdan Holding” or “the Company”) was incorporated in the State of Nevada on

      November 7, 2007. On November 7 and December 31, 2007, Longdan Holding made share exchange to acquire

Longdan International. Longdan International Inc (“Longdan International” or “the Company”) was incorporated on December 12, 2006 in Nevis Islands pursuant to the Nevis Business Corporation Ordinance 1984. Longdan International Inc has not conducted any substantive operations of its own, and conducts it’s primary business operations through its variable interest entity (“VIE”), Hubei Longdan Biological Medicine Technology Co., Ltd. (“Hubei Longdan”). Hubei Longdan was established on November 19, 1998 as a limited liability company without shares, and on December 1, 2000, reorganized to a stock limited corporation by shares, under the company laws of the People’s Republic of China (“PRC” or “China”). According to the Company Law of the PRC, a “limited liability company” is a company whose owners shall assume liability towards the company to the extent of their respective capital contributions, whereas a stock limited company is a company having its total capital divided into equal shares and whose shareholders shall assume liability to the extent of their respective shareholdings.

Hubei Longdan has two subsidiaries:

•

Huiyuan Investment Co. Ltd., registered in August 1998, and fully merged with Hubei Longdan on December 1, 2000;

•

Hubei Fuhua Medicine Co, established on December 31, 2002, jointly owned 90% by Longdan (through Huiyuan Investment Co. Ltd.), and 10% by Mr. Qing Lian, Chairman of Hubei Fuhua.

Hubei Longdan, through Hubei Fuhua, is engaged in the sale of pharmaceutical products, including Chinese medicine and healthy products. The Company’s geographic market is in the People’s Republic of China (“PRC”).

PRC law, rules and regulations currently have limits on foreign ownership of companies. To comply with these foreign ownership restrictions, and make the reverse merger practicable, on December 20, 2006, the Company entered into certain exclusive agreements with Hubei Longdan and its shareholders. Hubei Longdan holds the licenses and permits necessary to engage in the sale of pharmaceutical products in China. Pursuant to these agreements, the Company provides exclusive technology consulting and other general business operation services to Hubei Longdan in return of consulting service fees that are equal to Hubei Longdan’s net profits. In addition, Hubei Longdan’s shareholders have pledged their equity interests in Hubei Longdan to the Company, irrevocably granted the Company an exclusive option to purchase, to the extent permitted under PRC law, all or part of the equity interests in Hubei Longdan and agreed to entrust all the rights to exercise their voting power to the person(s) appointed by the Company. Through these contractual arrangements, the Company has the ability to

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substantially influence Hubei Longdan’s daily operations and financial affairs, appoint its senior executives and approve all matters requiring shareholder’s approval.

As a result of these contractual arrangements, which obligates the Company to absorb a majority of the risk of loss from Hubei Longdan’s activities and enable the Company to receive a majority of its expected residual returns, the Company believes Hubei Longdan as a VIE under FASB Interpretation No. 46R (“FIN 46R”), “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51”, because the equity investors in Hubei Longdan do not have the characteristics of a controlling financial interest and the Company should be considered the primary beneficiary of Hubei Longdan. Accordingly, the Company consolidates Hubei Longdan’s results, assets and liabilities in the accompanying financial statements.

The Company’s consolidated assets do not include any collateral for Hubei Longdan’s obligations. The creditors of Hubei Longdan do not have recourse to the general credit of the Company.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting and Principles of Consolidation

The consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). The consolidated financial statements include the financial statements of the Company and its variable interest entity. All significant inter-company transactions and balances between the Company, its subsidiaries and it’s VIE are eliminated upon consolidation.

Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

Cash and cash equivalents include cash on hand, demand and time deposits with banks and liquid investments with an original maturity of three months or less.

Accounts receivable

Accounts receivable are recognized and carried at original invoiced amount less an allowance for any doubtful accounts.

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The Company uses the aging method to estimate the valuation allowance for anticipated uncollectible receivable balances. Under the aging method, bad debts percentages determined by management based on historical experience as well as current economic climate are applied to customers’ balances categorized by the number of months the underlying invoices have remained outstanding. As of September 30, 2006 and 2005, the balances of accounts receivables, net of allowances, were $1,197,245 and $967,828, respectively.

Inventories

Inventories are stated at the lower of cost or market. Cost is calculated based on first-in first-out method; market value is determined by reference to the sales proceeds of items sold in the ordinary course of business or based on prevailing market conditions. Costs of inventories include purchase and related freight costs.

Property, plant and equipment

Fixed assets are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

Machinery and motor vehicles      10   years

Office equipment                   5   years

Construction in progress

Construction in progress includes direct costs of construction of the building, rent cost and interest for the loan used in the constructions. Construction in progress is not depreciated until the assets are completed and ready for operation.

Intangible assets

Intangible assets are recorded at cost less accumulated amortization. Amortization is computed using the straight-line method over the expected useful life (10 years) of the intangible asset.

Revenue recognition

Revenues of the Company include sales of pharmaceutical products in China. Sales are recognized based on the following criteria: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed or determinable; and (4) collectibility is reasonably assured.

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One source of revenues is from the purchases for resale. No return allowance is made as sales are not normally returnable. Assignment sales are recognized only when actual sales occur based on the above criteria. Revenues are presented net of value added taxes (VAT).

Another potential source of revenues is the service revenue, which is the income of transferring the manufacturing rights of three medicines: Intelligent Chinese Wolf-Berry Pellet, the Compound Bear Gall Capsule for Hepatitis B, and Indapamide, to Hubei Huirei. There was no revenue recorded for the service sold until the quarter ending on March 31, 2007. Compared with the Financial Statement filed on April 6, 2007 in Pre 14A, the service revenue has been eliminated for the years ended September 30, 2006 and 2005, as explained in Note 20 below.

Advertising expenses

Advertising expenses are expensed to operations in the period incurred. The advertising expenses incurred for the years ended September 30, 2006 and 2005, were insignificant.

Income taxes

The company accounts for income taxes in accordance with SFAS No. 109 “Accounting for Income Taxes”. Under SFAS No. 109, deferred tax liabilities or assets at the end of each period are determined using the tax rate expected to be in effect when taxes are actually paid or recovered. Valuation allowances are established when it is more likely than that some or all of the deferred tax assets will not be realized.

Foreign currency translation

The Company determines its functional currency based on the criteria of SFAS 52, Foreign Currency Translation and has determined RMB to be their functional currency. Financial statements are translated using a current rate method. For assets and liabilities, the exchange rate at the balance sheet date is used. For revenues, expenses, gains, and losses, the appropriately weighted average exchange rate for the period may be used to translate those elements. Translation adjustments are reported separately and accumulated as a separate component of equity.

Related parties

Parties are considered to be related to the Company if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. A party which can significantly influence the management or operating policies of the transacting parties or if it has an ownership interest in one of the

67

transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests is also a related party.

Recently Issued Accounting Pronouncements

In November 2004, FASB issued SFAS No. 151, “Inventory costs – an amendment of ARB No. 43, Chapter 4”. This Statement amends the guidance in ARB No. 43, Chapter 4, "Inventory Pricing," to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB 43, Chapter 4, previously stated that "under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges . . . " This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal." In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005.

In December 2004, FASB issued SFAS No. 152, “Accounting for Real Estate Time-Sharing Transactions – an amendment of FASB Statements No.66 and 67”. This Statement amends FASB Statement No. 66, Accounting for Sales of Real Estate, to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position (SOP) 04-2, Accounting for Real Estate Time-Sharing Transactions. This Statement also amends FASB Statement No. 67, Accounting for Costs and Initial Rental Operations of Real Estate Projects, to state that the guidance for (a) incidental operations and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to the guidance in SOP 04-2. This Statement is effective for financial statements for fiscal years beginning after June 15, 2005.

In December 2004, FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets—an amendment of APB Opinion No. 29”. This Statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. This statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005.

In December 2004, FASB issued SFAS No. 123 (Revised 2004), “Share-Based Payment”.  This Statement is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation. This Statement supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. This Statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). A nonpublic entity, likewise, will measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date

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fair value of those instruments, except in certain circumstances. This statement is effective for public entities that do not file as small business issuers—as of the beginning of the first interim or annual reporting period that begins after June 15, 2005; for public entities that file as small business issuers—as of the beginning of the first interim or annual reporting period that begins after December 15, 2005; for nonpublic entities—as of the beginning of the first annual reporting period that begins after December 15, 2005.

In March 2005, the FASB published FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations,” which clarifies that the term, conditional asset retirement obligations, as used in SFAS No. 143, “Accounting for Asset Retirement Obligations,” refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The uncertainty about the timing and (or) method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. The interpretation also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. This interpretation is effective no later than the end of the Company’s fiscal 2006. The adoption of this Interpretation is not expected to have a material effect on the Company’s consolidated financial position or results of operations.

In May 2005, FASB issued SFAS No. 154, “Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3”. This Statement replaces APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

In February 2006, FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140”. This Statement amends FASB Statements No. 133, Accounting for Derivative Instruments and Hedging Activities, and No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This Statement resolves issues addressed in Statement 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.” This Statement permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation; clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133; establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation; clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives; and amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial

69

instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for all financial instruments acquired, issued, or subject to a remeasurement (new basis) event occurring after the beginning of an entity’s first fiscal year that begins after September 15, 2006.

In March 2006, FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140”. This Statement amends FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities.This statement is effective as of the beginning of an entity’s first fiscal year that begins after September 15, 2006.

In September 2006, FASB issued SFAS No. 157, “Fair Value Measurements”. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practice. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.

In September 2006, FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R)”. This Statement improves financial reporting by requiring an employer to recognize the over-funded or under-funded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. This statement is effective on various dates for the financial statements of the fiscal years ending from December 15, 2006 to December 15, 2008 depending on the type of employers and circumstances.

In February 2007, FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115”. This Statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected to expand the use of fair value measurement, which is consistent with the Board’s long-term measurement objectives for accounting for financial instruments.

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Management of the Company believes that these statements do not have a material impact on the Company’s financial position, results of operations or cash flows except SFAS 154 “Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3”.

2.

CASH AND CASH EQUIVALENTS

The company’s cash and cash equivalents consist of cash on hand and funds in operating bank accounts, excluding cash in cash reserve accounts. The cash balances at September 30, 2006 and 2005 were $392,126 and $545,367, respectively.

3.

CASH IN CASH RESERVE ACCOUNTS

A significant amount of cash was deposited in the reserve accounts. Numerous notes were issued to the vendors against those accounts. The cash in those accounts was actually reserved to satisfy the notes issued. The total cash balances in those reserve accounts were $1,283,200 and $198,080 as of September 30, 2006 and 2005, respectively.

4.

CONCENTRATION OF CREDIT RISK

Financial instruments that potentially subject the Company to significant concentration of credit risk primarily of cash and cash equivalents and accounts receivable.  As of September 30, 2006, substantially all of the Company’s cash and cash equivalents were managed by financial institutions. Accounts receivables are typically unsecured, and derived from revenue earned from customers in China. The risk with respect to accounts receivables is mitigated by ongoing monitoring process on outstanding balances.

5.

CURRENT VULNERABILITY DUE TO CERTAIN CONCENTRATIONS

The Company’s operations are all carried out in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC, and by the general state of the PRC’s economy.

The Company’s operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in the North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, etc.

6.

INVENTORY

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Inventory consists of products purchased and related freight costs. Inventory balances as of September 30, 2005 and 2006 were as follows:

2005

 $ 1,978,120

2006

 $ 2,774,419

7.

PREPAID EXPENSES

The prepaid expenses are deposits to vendor accounts for the pharmaceutical products for sale. The balances as of September 30, 2006 and 2005 were $33,351 and $74,042, respectively.

8.

RELATED PARTY TRANSACTIONS

The Company had transactions in the ordinary course of business with numerous related parties such as stockholders, directors, senior officers and its associates. Listed below is a summary of the balances, consisting of both short term and long-term, with the Company's related parties:

                                                                                                        Years Ended

                                   Sept.30, 2006           Sept.30,2005

Longren Limited Liability Co.        $ 1,022,020

$ 2,481,692

Huirui Pharmacy Co

       135,708

   168,819

Others

        79,725

    112,750

Total

      $  1,237,453

       $ 2,763,261

There were no specific terms or interest charges for these loans receivable from the related parties, and  management of the Company was confident on the collectibility of these loans.

The Company, through its VIE, had entered three lease agreements with Longren Limited Co. The lease terms and minimum lease commitments are illustrated as follows:

Lease Number	Description	Term	Beginning	Ending	Annual Payment

Lease 1	Office	15 years	3/1/2001	3/1/2016	$ 3,792
Lease 2	Office	10 years	6/1/2001	5/31/2011	1,820
Lease 3	Land	20 years	8/9/2002	8/8/2022	113,760

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Note: According to original Lease 3, the lessor starts to charge the Company from December 31, 2007. In May 2007, the Company sold the building (recorded as construction-in-progress) which the land is rented for, so the lease was then ended (agreed by both sides) before collection of rent periods begin. Accordingly, the minimum lease payments listed below do not include Lease 3.

The minimum lease payments for the next five years and there after are as follows:

Year	Lease 1	Lease 2	Total

2007	3,792	1,820	5,612
2008	3,792	1,820	5,612
2009	3,792	1,820	5,612
2010	3,792	1,820	5,612
2011	3,792	1,213	5,005
Thereafter	20,540	-	20,540

Grand Total	39,500	8,493	47,993

Rent Expenses. Rent expenses are calculated based on a straight-line method. As indicated above, the Company signed all three rental leases with its affiliate Longren Limited Liability Co. The rent expenses for the first two leases are $5,612 for the years ended September 30, 2006 and 2005, respectively. The rent of the third lease is for the land used for the building in construction. The cost of the annual rent of $83,076 based on the straight-line method has been capitalized for the years ended September 30, 2006 and 2005, respectively (see Note 12 for additional information).

Off-Balance Sheet Arrangements:

            Longdan, by the research and acquisitions, has developed several medicines such as:

•

Intelligent Chinese Wolf-Berry Pellet (Zhiqi Ke Li), the first and only children blood lead removal drug approved by the Chinese government on January 20, 2003;

•

Compound Bear Gall Capsule for Hepatitis B, which was classified as a National Class Two Protective Variety, and will be protected until June 16, 2010, issued by the Chinese State Food and Drug Administration on Dec.12, 2003;

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•

Generic drug: Indapamide Sustained Release tablets with its own variety. Indapamide was approved by the FDA of USA in 1983. Longdan got its generic version of Indapamide approval by the Chinese FDA in the December of 2005.

           Longdan itself doesn't have any manufacturing facility in operation, Longdan offered the manufacturing rights to Hubei Huirei Pharmaceutical Company, a related party of Hubei Longdan, at no charge at earlier stage until January, 2007.

Although these products sales carried out Longdan's name to the market, they didn't have any revenue contribution to Longdan until January, 2007. Under the terms of the revised agreements, between Longdan and Huirei in May 2007, Huirei agrees to pay Longdan an annual amount in royalties for the licenses and service fees for consulting services of: $258,600(including a $6,465 service fee)  with reference to Wolf-Berry Pellets; $193,950 (including a $3,879 service fee) with reference to Compound Bear Gall Capsules; and $174,555 (including $2,586 service fee) with reference to Indapamide.

The payment began on January 1, 2007 and payable quarterly. The total paid period is five years from January 1, 2007 to December 31, 2011. The annual service fee of three products of $627,105 (including labor fee $12,930) will increase by 5% annually in the five-year period.

After December 31, 2011 both parties would renegotiate the new contracts.

Longdan is liable for the design quality of the three products.

9.

OTHER LOANS AND INTERST RECEIVABLES

Other Loans Receivable contains loans receivables from other companies and individuals that the Company has business relationship with. There are no formal loan agreements, but the company charges those companies interest from 1% to 5%. As of September 30, 2006 and 2005, the balances of Other Loans Receivables were as follows:

Other Loans Receivable:

2006

                                       $1,236,503

2005

$   889,433

Interest Receivable:

2006                                             $88,480

2005

 $43,330

10.

PROPERTY, PLANT AND EQUIPMENT

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Property, plant and equipment consist of the following as of September 30,

	2006	2005

Machinery & equipment	$ 380,301	$ 372,478
Motor vehicles and other transportation equipment	$ 55,109	$ 53,976
Office equipment	$ 85,506	$ 80,944

	$ 520,916	$ 507,398

Less: Accumulated depreciation	$ (202,736)	$ (142,599)

	$ 318,180	$ 364,799

The depreciation expenses on property, plant and equipment for the years ended September 30, 2006 and 2005 were $56,554, and $55,349, respectively.

11.

CONSTRUCTION IN PROGRESS

The construction in progress represents a pharmaceutical manufacturing facility. It consists of a four story building with 300,000 square foot. The facility has been equipped with most recent technology in the industry. It costs almost $4.2 million.

The project started late 2000 and the construction was completed in December 2005. Due to the delay of the inspection and approval procedures, the facility was not ready for use as of the date of this report has been issued. The Company is still make efforts to get those procedures completed and before it can be ready for use.

In addition to the actual costs for the construction for the facility, the Company also capitalizes rents, interests, and other direct costs. The breakdown of the costs of the construction in progress is as follows:

For the periods ended September 30,

                                                      2006                                 2005

    Building and equipment

$3,313,845

$3,245,680

    Rents

  344,536

     256,082

    Loan interests

   482,636

     472,709

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Other (including legal)

     41,131

       40,285

    Total

$4,182,148

$4,014,755

12.

INTAGIBLE ASSETS

The Company’s VIE Hubei Longdan acquired numerous pharmaceutical patents from 2000 to 2004 in order for the company to produce certain medicines.

Intangibles assets: The Company values the intangibles assets at their acquired prices. The intangible assets are also amortized over their useful lives and reviewed for impairment in accordance with SFAS No.144 "Accounting for Impairment or Disposal of Long-Lived Assets."

According to the agreements, the useful life of all the intangible assets is ten years starting from the date of the agreement. The intangible assets consist of the following as of September 30,

	2006	2005

Permit of medicines	$ 1,011,200	$ 990,400
Production rights of certain medicines	366,560	359,020

	1,377,760	1,349,420

Less: Accumulated depreciation	(597,345)	(450,116)

	$ 780,415	$ 899,304

The amortization expenses on the intangible assets for the years ended September 30, 2006 and 2005 were $133,359 and $133,307, respectively.

13.

SHORT-TERM LOAN PAYABLE AND RELATED INTESEST EXPENSES

The Company obtained a short-term loan from Bank of China on July 24, 2004 with the original amount of $3,998,480 (exchange rate at $1=8.28 yuan on the date of the loan) to be used to purchase materials, supplies and equipment. The loan was guaranteed by its affiliate Longren Limited Co. The term of the loan was one year with an annual interest rate of 5.3%. The loan has been extended every year and the due date per last extension is July 23, 2007. As of September 30, 2006 and 2005, the

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balances of the short-term loan payable were $1,264,000 and $2,476,000, respectively, and the interest expenses for the years ended September 30, 2006 and 2005 were $63,369 and $134,616, respectively.

14.

NOTES PAYABLE

Notes Payable consists of numerous notes issued for payments to the vendors for the pharmaceutical products the Company purchased. Those notes were guarantied with cash deposits in the bank (See Note 4). The balances of Notes Payable as of September 30, 2006 and 2005 were $1,269,195 and $160,940, respectively. The due dates for those notes are typically from three to six months.

15.

ACCRUED EXPENSES AND OTHER PAYABLES

Accrued expenses and other payables contain interest accrual and other accruals and payables such as payroll and benefit accruals, miscellaneous payables, etc. Accrued expenses and other payables consist of the following as of September 30,

	2006	2005

Interest accrual	$ 241,265	$ 165,087
Other accruals and payables	209,915	224,699

	$ 451,180	$ 389,786

16.STAUTORY RESERVES

The PRC Company Law requires companies to make certain appropriations before distributing dividends. Statutory reserves include reserves of both capital and welfare. Allocations of the income after tax are at least 10% to the statutory reserve, and 5% to 10% to the welfare reserves. The capital reserve is used to offset the future losses while the welfare reserve is used for capital expenditures for the collective benefits of the Company’s employees.

The balances of the statutory reserves were the following as of September 30,

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	2006	2005

Statutory capital reserve	$ 158,990	$ 139,451
Statutory common welfare fund	158,989	139,451

	$ 317,979	$ 278,902

17.INCOME TAXES

The Company is a tax exempt company, incorporated in Nevis Islands and conducts all of its business through its PRC’s VIE- Hubei Longdan.

Hubei Longdan and its subsidiaries are subject to taxes in the PRC. Huei Longdan’s income from sales of pharmaceutical products is subject to income tax at the rate of 33%. The income tax liabilities for the years ended September 30, 2006 and 2005 were $125,981 and $116,771, respectively; the balances of income tax payable as of September 30, 2006 and 2005 were $247,975 and 118,203, respectively.

The provision for taxes on earnings consisted of:

Current PRC income tax expense

2006

   2005

Enterprise income tax

$  125,981

$   116,771

The following is the reconciliation of the U.S. statutory rates to the Company’s effective rates as of September 30,

2006

  2005

U.S. Statutory rate

34.0%

34.0%

Foreign income not recognized in USA

(34.0)

(34.0)

China income taxes

33.0

33.0

Total provision for income taxes

33.0%

33.0%

No significant deferred tax liabilities or assets existed as of September 30, 2006 or 2005.

18. OTHER TAXES PAYABLE

Other taxes payable contains individual income tax withholding and other taxes such as education tax, city tax extra. As of September 30, 2006 and 2005, the balances were $505,788 and $6,426,

78

respectively. $450,300 of the $505,788 represents the individual income tax withholding for the dividends payment in March 2006.

19. Subsequent Events

In May 2007, the Company signed a sales agreement with Wuhan Hongwei Real Estate Development Company Ltd. (Hongwei) and sold its newly constructed building to Hongwei. This building is recorded as construction-in-progress on the financial statements for the years ended September 30, 2006 and 2005. The financial impact of this sale will be reflected on the financial statements for the nine months ended June 30, 2007.

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               INTERIM FINANCIAL STATEMENT FOR THE NINE MONTHS ENDED ON JUNE 30, 2007

                                                               UNAUDITED  INTERIM  FINANCIAL  STATEMENTS

                                                                             LONGDAN INTERNATIONAL INC

                                     CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2007 AND SEPTEMBER 30, 2006

	JUNE 30	September 30
	2007	2006
	Unaudited	Audited
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$ 1,418,994	$ 392,126
Cash in cash reserve accounts	1,743,071	1,283,200
Accounts receivable, net of allowance for doubtful	2,004,112	1,197,245
accounts of $80,376 and $55,396 as of
June 30, 2007 and September 30, 2006, respectively
Inventory	3,039,459	2,774,419
Prepaid expenses	34,813	33,351
Loan receivable from related parties - short term	1,709,385	618,727
Interest receivable	91,910	88,480

TOTAL CURRENT ASSETS	10,041,744	6,387,547

Fixed assets, net	286,181	318,180
Constructions in progress	-	4,182,148
Intangible assets, net	703,330	780,415
Loan receivable from related parties - long term	642,712	618,727
Other loans receivable	1,284,437	1,236,503

TOTAL ASSETS	$ 12,958,404	$ 13,523,520

LIABILITIES AND STOCKHOLDERS EQUITY

CURRENT LIABILITIES
Short-term loan payable	$ -	$ 1,264,000
Notes payable	1,711,691	1,269,195

80

Accounts Payable	2,500,168	1,936,444
Accrued expenses and other payables	232,730	451,180
Accrued liabilities - related party	-	344,536
Income tax payable	153,771	247,975
Other taxes payable	169,980	505,788

TOTAL CURRENT LIABILITIES	4,768,340	6,019,118

Minority Interest	260,765	219,480

SHAREHOLDERS' EQUITY
Common stock, ($0.1208 par value, 1 billion Shares	7,514,975	7,514,975
authorized;61,750,000 shares outstanding as of
June 30, 2007* and September 30, 2006)
Statutory reserves	317,979	317,979
Retained earnings	(535,907)	(882,700)
Accumulate other comprehensive income	632,252	334,668

TOTAL SHAREHOLDERS' EQUITY	7,929,299	7,284,922

TOTAL LIABILITIES AND SHAREHOLDERS EQUITY	$ 12,958,404	$ 13,523,520

     The accompanying notes are an integral part of the consolidated financial statements.

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                                    LONGDAN INTERNATIONAL INC

                                                           CONSOLIDATED STATEMENTS OF OPERATIONS

                                 FOR THE THREE MONTHS AND NINE MONTHS ENDE JUNE 30, 2007 AND 2006

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	JUNE 30, 2007	JUNE, 2006	JUNE 30, 2007	JUNE, 2006
	Unaudited	Unaudited	Unaudited	Unaudited
Revenue
Sales of products	$ 4,946,857	$ 4,424,576	$ 13,508,413	$11,904,654
Sales of services	157,989		314,038
	5,104,846	4,424,576	13,822,451	11,904,654

Cost of products sold	(4,554,049)	(4,073,574)	(12,435,653)	(10,959,647)
Cost of services sold	(35,507)	(34,063)	(105,267)	(101,711)

Gross profit	515,290	316,939	1,281,531	843,297

Operating expenses
Selling expenses	(42,855)	(58,694)	(200,751)	(192,887)
General and administrative expenses	(225,080)	(106,990)	(478,660)	(252,527)

Total operating expenses	(267,935)	(165,684)	(679,411)	(445,414)

Income from operations	247,355	151,255	602,120	397,883

Other income (expenses)
Other income	1,077	930	2,739	930
Interest income	12,250	(2,870)	25,241	(24)
Finance costs	(17,274)	(344)	(49,275)	(50,257)
Other expenses	(6,535)	(1,341)	(8,807)	(20,662)

Total other income (expenses)	(10,482)	(3,625)	(30,102)	(70,013)

Total consolidated income before income tax	236,873	147,630	572,018	327,870

82

Income tax expense	(80,255)	(75,970)	(183,941)	(108,197)

Total consolidated income	156,618	71,660	388,077	219,673

Minority interest expense	(15,662)	(16,928)	(41,285)	(40,192)

Consolidated net income	$ 140,956	$ 54,732	$ 346,792	$ 179,481

Basic & diluted net earning per
share (Pro forma)*:	$ 0.05	$ -	$ 0.11	$ -

Weighted Average Outstanding Shares	*3115000	61,750,000	*3115000	61,750,000

* Assuming all of Series A, B and C Common Stock had converted into shares of Series B Common Stock earning per share is on pro forma basis

The accompanying notes are an integral part of the consolidated financial statements.

83

                                          LONGDAN INTERNATIONAL INC

                            CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                   FOR THE NINE MONTHS ENDE JUE 30, 2007 AND 2006

	Common Stock
	Shares	Amount	Statutory capital reserves	Statutory welfare reserves	Retained earnings	Accumulated comprehensive income	Total

Balances, September 30, 2005	47,500,000	$ 5,738,000	$ 139,451	$ 139,451	$ 1,178,442	$ 179,758	$ 7,375,102

Net income					97,497		97,497

Balances, March 31, 2006	47,500,000	5,738,000	139,451	139,451	1,275,939	179,758	7,472,599

Foreign currency translation						154,910	154,910
Net income					101,655		101,655
Transfer to statutory reserves			19,539	19,538	(39,076)		-
Proceeds from issuance of shares	14,250,000	1,776,975					1,776,975
Dividends paid					(2,221,218)		(2,221,218)

Balances, September 30, 2006	61,750,000	$ 7,514,975	$ 158,989	$ 158,989	$ (882,700)	$ 334,667	$ 7,284,921

Foreign currency translation						$ 297,585	297,585
Net income					346,793		346,793

Balances, June 30, 2007	61,750,000	$ 7,514,975	$ 158,990	$ 158,989	$ (535,907)	$ 632,252	$ 7,929,299

     The accompanying notes are an integral part of the consolidated financial statements.

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                                                                      LONGDAN INTERNATIONAL INC

                                                        CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                  FOR THE NINE MONTHS ENDED JUNE 30, 2007 AND 2006

	June 30	June 30
	2007	2006
	Unaudited	Unaudited
Cash flows from operating activities
Net income	$ 388,077	$ 219,673
Adjustment to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization	154,256	143,934
Change in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable	(746,265)	(53,523)
Inventories	(154,549)	(79,728)
Prepaid expenses	(166)	74,431
Increase (decrease) in:
Accounts payable	479,538	(722,162)
Accrued expenses and other payable	(231,538)	88,126
Accrued liability - related party	(351,214)	61,346
Taxes payable	(450,663)	893,900

Net cash (used in) operating activities	(912,524)	625,997

Cash flows from investing activities
(Increase) decrease in interest receivable	-	(43,558)
(Increase) decrease in fixed assets	(5,415)	(159)
(Increase) decrease in construction in progress	4,263,210	(61,346)
Decrease in loan receivable from related parties	(1,046,768)	682,638
(Increase) decrease in other loan receivable	-	71,273
Net increase in investing activities	3,211,027	648,848

Cash flows from financing activities

85

(Increase) decrease in cash in cash reserve accounts	(402,474)	(1,113,748)
Increase (decrease) in short-term note payable	(1,288,500)	(1,244,500)
Increase (decrease) in notes payable	385,956	1,151,207
Proceeds from issuance of shares		1,773,413
Dividends paid		(2,216,766)
Net increase in financing activities	(1,305,018)	(1,650,394)

Effect of exchange rate changes on cash	33,383	3,600

Net increase in cash	993,485	(375,549)
Cash - beginning of the year	392,126	545,367

Cash - end of the period	$ 1,418,994	$ 173,418

Supplemental disclosure information
Finance cost paid	$ -	$ -
Income taxes paid	$ 285,432	$ -

86

LONGDAN INTERNATIONAL INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED JUNE 30, 2007

1. ORGANIZATION AND BASIS OF PRESENTATION

       Longdan Holding INC (“Longdan Holding” or “the Company”) was incorporated in the State of Nevada on

      November 7, 2007. On November 7 and December 31, 2007, Longdan Holding made share exchange to acquire

Longdan International. Longdan International Inc (“Longdan International” or “the Company”) was incorporated on December 12, 2006 in Nevis Islands pursuant to the Nevis Business Corporation Ordinance 1984. The Company’s primary business operations are conducted through its variable interest entity (“VIE”), Hubei Longdan Biological Medicine Technology Co., Ltd. (“Hubei Longdan”). Hubei Longdan was established on November 19, 1998 as a limited liability company, and on December 1, 2000, reorganized to a stock corporation, under the company laws of the People’s Republic of China (“PRC” or “China). Hubei Longdan has two subsidiaries:

•

Huiyuan Investment Co. Ltd., registered in August 1998, and fully merged with Hubei Longdan on December 1, 2000;

•

Hubei Fuhua Medicine Co, established on December 31, 2002, jointly owned 90% by Longdan (through Huiyuan Investment Co. Ltd.), and 10% by Mr. Qing Lian, Chairman of the Fuhua.

Hubei Longdan, through Hubei Fuhua, is engaged in the sale of pharmaceutical products, including Chinese medicine and healthy products. The Company’s geographic market is in the People’s Republic of China (“PRC”).

PRC law currently has limits on foreign ownership of companies. To comply with these foreign ownership restrictions, on December 20, 2006, the Company entered into certain exclusive agreements with Hubei Longdan and its shareholders. Hubei Longdan holds the licenses and approvals necessary to engage in the sale of pharmaceutical products in China. Pursuant to these agreements, the Company provides exclusive technology consulting and other general business operation services to Hubei Longdan in return of consulting service fees that are equal to Hubei Longdan’s net profits. In addition, Hubei Longdan’s shareholders have pledged their equity interests in Hubei Longdan to the Company, irrevocably granted the Company an exclusive option to purchase, to the extent permitted under PRC law, all or part of the equity interests in Hubei Longdan and agreed to entrust all the rights to exercise their voting power to the person(s) appointed by the Company. Through these contractual arrangements, the Company has the ability to substantially influence Hubei Longdan’s daily operations and financial affairs, appoint its senior executives and approve all matters requiring shareholder’s approval.

As a result of these contractual arrangements, which obligates the Company to absorb a majority of the risk of loss from Hubei Longdan’s activities and enable the Company to receive a majority of its expected residual returns, the Company believes Hubei Longdan as a VIE under FASB Interpretation No. 46R (“FIN 46R”), “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51”,

87

because the equity investors in Hubei Longdan do not have the characteristics of a controlling financial interest and the Company should be considered the primary beneficiary of Hubei Longdan. Accordingly, the Company consolidates Hubei Longdan’s results, assets and liabilities in the accompanying financial statements.

The Company’s consolidated assets do not include any collateral for Hubei Longdan’s obligations. The creditors of Hubei Longdan do not have recourse to the general credit of the Company.

16.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting and Principles of Consolidation

The consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). The consolidated financial statements include the financial statements of the Company and its variable interest entity. All significant inter-company transactions and balances between the Company, its subsidiaries and its VIE are eliminated upon consolidation.

Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

Cash and cash equivalents include cash on hand, demand and time deposits with banks and liquid investments with an original maturity of three months or less.

Accounts receivables

Accounts receivables are recognized and carried at original invoiced amount less an allowance for any uncollectible accounts.

The Company uses the aging method to estimate the valuation allowance for anticipated uncollectible receivable balances. Under the aging method, bad debts percentages determined by management based on historical experience as well as current economic climate are applied to customers’ balances categorized by the number of months the underlying invoices have remained outstanding. As of June 30, 2007 and September 30, 2006, the balances of accounts receivables, net of allowances, were $2,004,112 and $1,197,245 respectively.

88

Inventories

Inventories are stated at the lower of cost or market. Cost is calculated based on first-in first-out method; market value is determined by reference to the sales proceeds of items sold in the ordinary course of business or based on prevailing market conditions. Costs of inventories include purchase and related freight costs.

Property, plant and equipment

Fixed assets are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

Machinery and motor vehicles                10 years

Office equipment                             5 years

Intangible assets

Intangible assets are recorded at cost less accumulated amortization. Amortization is computed using the straight-line method over the expected useful life (10 years) of the intangible asset.

Revenue recognition

Revenues of the Company include sales of pharmaceutical products in China. Sales are recognized based on the following criteria: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed or determinable; and (4) collectability is reasonably assured.

One source of revenue is from the purchases for resale. No return allowance is made, as sales are not normally returnable. Assignment sales are recognized only when actual sales occur based on the above criteria.

Another source of revenue is the service, derived from the consulting agreements regarding the production of three drug-manufacturing rights. According to the revised agreements with Hubei Huirei Pharmaceutical Company (Huirei), a related party, in May 2007, Huirei would pay Longdan $258,600(including $6,465 labor service fee) per year for Wolf-Berry Pellet; and $193,950 (including $3,879 labor service fee) for the Compound Bear Gall Capsule and $174,555 (including $2,586 labor service fee) for Indapamide.

The payment began on January 1, 2007 and payable in quarterly. The total paid period is five years from January 1, 2007 to December 31, 2011. The total service fee of three products of $627,105 (including labor

89

fee $12,930) will increase by 5% annually in the five-year period. After December 31, 2011 both parties would renegotiate the new contracts.

For the nine months ended June 30, 2007, the Company recognized the service revenue of $314,038 according to the revised contracts.

Advertising expenses

Advertising expenses are expensed to operations in the period incurred. The advertising expenses incurred for the nine months ended June 30, 2007 and 2006, were insignificant.

Income taxes

The company accounts for income taxes in accordance with SFAS No. 109 “Accounting for Income Taxes”. Under SFAS No. 109, deferred tax liabilities or assets at the end of each period are determined using the tax rate expected to be in effect when taxes are actually paid or recovered. Valuation allowances are established when it is more likely than that some or all of the deferred tax assets will not be realized.

Foreign currency translation

The Company determines its functional currency based on the criteria of SFAS 52, Foreign Currency Translation and has determined RMB to be their functional currency. Financial statements are translated using a current rate method. For assets and liabilities, the exchange rate at the balance sheet date is used. For revenues, expenses, gains, and losses, the appropriately weighted average exchange rate for the period may be used to translate those elements. Translation adjustments are reported separately and accumulated as a separate component of equity.

Related parties

Parties are considered to be related to the Company if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. A party which can significantly influence the management or operating policies of the transacting parties or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests is also a related party.

90

Recently issued accounting pronouncements

Management of the Company believes that recently issued statements do not have a material impact on the Company’s financial position, results of operations or cash flows.

17.

CASH AND CASH EQUIVALENTS

The company’s cash and cash equivalents consist of cash on hand and funds in operating bank accounts, excluding cash in cash reserve accounts. The cash balances at June 30, 2007 and September 30, 2006 were $1,418,994 and $392,126, respectively.

18.

CASH IN CASH RESERVE ACCOUNTS

A significant amount of cash was deposited in the reserve accounts. Numerous notes were issued to the vendors against those accounts. The cash in those accounts was actually reserved to satisfy the notes issued. As of June 30, 2007 and September 30, 2006, the balances in the cash reserve accounts were $1,743,071 and $1,283,200, respectively.

19.

CONCENTRATION OF CREDIT RISK

Financial instruments that potentially subject the Company to significant concentration of credit risk primarily of cash and cash equivalents and accounts receivable.  As of June 30, 2007, substantially all of the Company’s cash and cash equivalents were managed by financial institutions. Accounts receivables are typically unsecured, and derived from revenue earned from customers in China. The risk with respect to accounts receivables is mitigated by ongoing monitoring process on outstanding balances.

20.

INVENTORY

Inventory consists of products purchased and related freight costs. Inventory balances as of June 30, 2007 and September 30, 2006 were as follows:

                         September 30, 2006                     $ 2,774,419

                         June 30,      2007                     $ 3,039,459

21.

PREPAID EXPENSES

The prepaid expenses are deposits to vendor accounts for the pharmaceutical products for sale. The balances as of June 30, 2007 and September 30, 2006 were $34,813 and $33,351, respectively.

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22.

RELATED PARTY TRANSACTIONS

The Company had transactions in the ordinary course of business with numerous related parties such as stockholders, directors, senior officers and its associates. Listed below is a summary of the balances, consisting of both short term and long-term, with the Company's related parties:

                                                     Period Ended

__June 30, 2007_________Sept.30, 2006

Longren Limited Liability Co.

   $2,131,721

$ 1,022,020

Huirui Pharmacy Co

      138,822

    135,708

Others

              81,554

     79,725

Total

      $  2,352,097

       $  1,237,454

There were no specific terms or interest charges for these loans receivable from the related parties, and management of the Company was confident on the collectability of these loans.

The Company, through its VIE, had entered three lease agreements with Longren Limited Co. The lease terms and minimum lease commitments are illustrated as follows:

Lease Number	Description	Term	Beginning	Ending	Annual Payment

Lease 1	Office	15 years	3/1/2001	3/1/2016	$ 3,792
Lease 2	Office	10 years	6/1/2001	5/31/2011	1,820
Lease 3	Land	20 years	8/9/2002	8/8/2022	113,760

Note: According to original Lease 3, the lessor starts to charge the Company from December 31, 2007. In May 2007, the Company sold the building (recorded as construction-in-progress) which the land is rented for, so the lease was then ended (agreed by both sides) before collection of rent periods begin. Accordingly, the minimum lease payments listed below do not include Lease 3.

The minimum lease payments for the next five years and there after are as follows:

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Year	Lease 1	Lease 2	Total

2007 (three months)	948	455	1,403
2008	3,792	1,820	5,612
2009	3,792	1,820	5,612
2010	3,792	1,820	5,612
2011	3,792	1,213	5,005
2012 (nine months)	2,844	-	2,844
Thereafter	17,696	-	17,696

Grand Total	36,656	7,128	43,784

Rent Expenses. Rent expenses are calculated based on a straight-line method. As indicated above, the Company signed all three rental leases with its affiliate Longren Limited Liability Co. The rent expenses for the first two leases are $4,209 for the nine months ended June 30, 2007. The rent of the third lease is for the land used for the building under construction. The cost of the nine months rent of $62,307 based on the straight-line method has been capitalized(see Note 11 for additional information).

23.

OTHER LOANS AND INTERST RECEIVABLES

Other Loans Receivable contains loans receivables from other companies and individuals that the Company has business relationship with. There are no formal loan agreements, but the company charges those companies interest from 1% to 5%. As of June 30, 2007 and September 30, 2006, the balances of Other Loans Receivables were as follows:

Other Loans Receivable:

                  June 30, 2007                                 $1,284,437

             September 30, 2006                                 $1,236,503

Interest Receivable:

                  June 30, 2007                                 $  91,910

             September 30, 2006                                 $  88,480

24.

PROPERTY, PLANT AND EQUIPMENT

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Property, plant and equipment consist of the following as of June 30, 2007 and September 30, 2006, respectively:

	June 30,	September 30,
	2007	2006

Machinery & equipment	$ 391,365	$ 380,301
Motor vehicles and other transportation equipment	$ 56,374	$ 55,109
Office equipment	$ 98,888	$ 85,506

	$ 546,627	$ 520,916

Less: Accumulated depreciation	(260,446)	$ (202,736)

	$ 286,181	$ 318,180

The depreciation expenses on property, plant and equipment for the nine months ended June 30, 2007 and 2006 were $48,922 and $42,196, respectively.

25.

SALE OF CONSTRUCTION IN PROGRESS

The construction in progress represents a pharmaceutical manufacturing facility. It consists of a four story building on a piece of land of 24.7 acre. The facility has been equipped with most recent technology in the industry. It costs almost $4.2 million.

The project started late 2000 and the construction was completed in December 2005. Due to the delay of the inspection and approval procedures, the facility was not ready for use as of the date these financial statements have been issued. The Company is still make efforts to get those procedures completed before it can be ready for use. In other words, the facility is not ready for use.

In addition to the actual costs for the construction for the facility, the Company also capitalizes rents, interests, and other direct costs. The breakdown of the costs of the construction in progress is as follows:

For the periods ended March 31, 2007 and September 30, 2006

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	For the periods ended March 31 2007	For the periods ended Sept.30 2006
Building and equipment	$ 3,389,874	$3,313,845
Rents	394,932	344,536
Loan interests	493,710	482,636
Other (including legal)	42,074	41,131

Total	$4,320,591	$4,182,148

The construction-in-progress was sold to Hongxing Real Estate, a real estate development company. According to the sales agreement, the sales price is the total costs of the construction-in-progress and the first installment payment of $1,313,000 (10,000,000 Chinese currency RMB) was received during the quarter ended June 30, 2007.

26.

INTAGIBLE ASSETS

The Company’s VIE Hubei Longdan acquired numerous pharmaceutical patents from 2000 to 2004 in order for the company to produce certain medicines. The Company values the intangibles assets at their acquired prices. The intangible assets are also amortized over their useful lives and reviewed for impairment in accordance with SFAS No.144  "Accounting for Impairment or Disposal of Long-Lived Assets."

According to the agreements, the useful life of all the intangible assets is ten years starting from the date of the agreement. The intangible assets consist of the following as of March 31, 2007 and September 30, 2006:

	June 30,	September 30,
	2007	2006

Permit of medicines	$ 50,400	$ 1,011,200
Production rights of certain medicines	380,770	366,560

	1,431,170	1,377,760

Less: Accumulated depreciation	(727,840)	(597,345)

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$ 703,330	$ 780,415

The amortization expenses on the intangible assets for the nine months ended March 31, 2007 and 2006 and were $105,335 and $101,738, respectively.

27.

SHORT-TERM LOAN PAYABLE AND RELATED INTESEST EXPENSES

The Company obtained a short-term loan from the Bank of China on July 24, 2004 with the original amount of $3,998,480 (exchange rate at $1=8.28 yuan on the date of the loan) to be used to purchase materials, supplies and equipment. The loan was guaranteed by its affiliate Longren Limited Co. The term of the loan was one year with an annual interest rate of 5.3%. The loan has been extended every year and the due date per last extension is July 23, 2007. As of September 30, 2006, the balance of the short-term loan payable was $1,264,000. The loan was paid off during the quarter ended June 30, 2007.

28.

NOTES PAYABLE

Notes Payable consists of numerous notes issued for payments to the vendors for the pharmaceutical products the Company purchased. Those notes were guarantied with cash deposits in the bank (See Note 4). The balances of Notes Payable as of June 30, 2007 and September 30, 2006, were $1,711,691, and $1,269,195, respectively. The due dates for those notes are typically from three to six months.

29.

ACCRUED EXPENSES AND OTHER PAYABLES

Accrued expenses and other payables contain interest accrual and other accruals and payables such as payroll and benefit accruals, miscellaneous payables, etc. As of June 30, 2007 and September 30, 2006, the balances of accrued expenses and other payables were $232,730 and $451,180, respectively.

30.

STAUTORY RESERVES

The PRC Company Law requires companies to make certain appropriations before distributing dividends. Statutory reserves include reserves of both capital and welfare. Allocations of the income after tax are at least 10% to the statutory reserve, and 5% to 10% to the welfare reserves. The capital reserve is used to offset the future losses while the welfare reserve is used for capital expenditures for the collective benefits of the Company’s employees.

The balances of the statutory reserves were the following as of June 30, 2007 and September 30, 2006

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	06/30/2007	09/30/2006

Statutory capital reserve	$ 158,990	$ 158,990
Statutory common welfare fund	158,989	158,989

	$ 317,979	$ 317,979

31.

INCOME TAXES

The Company is a tax exempt company, incorporated in Nevis Islands and conducts all of its business through its PRC’s VIE- Hubei Longdan.

Hubei Longdan and its subsidiaries are subject to taxes in the PRC. Hubei Longdan has two business segments Fuhua and Huei Longdan (see Note 20). Income from operations of Fuhua, that are basically the sales of pharmaceutical products are taxed at the regular rate of 33%; income from Hubei Longdan is taxed at a lower rate at 15% for its nature of business activities are new technology development.

The following is the reconciliation of the U.S. statutory rates to the Company’s effective rates:

	Six Months Ended		Six Months Ended
	Mar 31, 2007		Mar 31, 2006
	Fuhua	Hubei Longdan	Fuhua	Hubei Longdan

U.S. Statutory rate	34.0%	34.0%	34.0%	34.0%
Foreign income not recognized in USA	-34.0%	-34.0%	-34.0%	-34.0%
China income taxes	33.0%	15.0%	33.0%	15.0%
Total provision for income taxes	33.0%	15.0%	33.0%	15.0%

For the nine months ended June 30, 2007 and 2006, the income tax expense was $183,941 and $108,197 respectively.

32.

OTHER TAXES PAYABLE

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Other taxes payable contains individual income tax withholding and other taxes such as education tax, city tax extra. As of June 30, 2007 and September 30, 2006, the balances were $169,980 and $505,788, respectively.

   33.SEGMENT FINANCIAL DATA

Segment Financial Data

Our operations are classified into two principal segments: Fuhua and Hubei Longdan. The segments are generally based on management structure and nature of businesses where each has general operating autonomy over their products and services.

Fuhua.

Hubei Fuhua Medicine Co, established on December 31, 2002, jointly owned 90% by Longdan (through Huiyuan Investment Co. Ltd.), and 10% by Mr. Qing Lian, Chairman of the Fuhua. Fuhua, is engaged in the sale of pharmaceutical products, including Chinese medicine and healthy products.

Hubei Longdan.

Hubei Longdan was established on November 19, 1998 as a limited liability company, and on December 1, 2000, reorganized to a stock corporation, under the company laws of the People’s Republic of China (“PRC” or “China). Beyond that Hubei Longdan is a parent company of Fuhua, Hubei Longdan also owned and sold several of its drug manufacturing rights.

Results for the three months and nine months ended June 30, 2007 and 2006 are as follows:

					Operating
	Revenues		Operating Profits		Profit Margin
Quarter Ended June 30,	2007	2006	2007	2006	2007	2006

Fuhua	$ 4,946,857	$ 4,424,576	$ 248,655	$ 255,366	5.0%	5.8%
Hubei Longdan	157,989	-	(1,301)	(104,110)	-0.8%	N/A

Total segment	5,104,845	4,424,576	247,355	151,256	4.8%	3.4%

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Elimination and other	-	-	(7,612)	(1,670)
General corporate expense	-	-	(2,869)	(1,956)

Consolidated	$ 5,104,845	$ 4,424,576	$ 236,874	$ 147,630	4.6%	3.3%

					Operating
	Revenues		Operating Profits		Profit Margin
Nine Months Ended June,	2007	2006	2007	2006	2007	2006

Fuhua	$ 13,508,412	$ 11,904,656	$ 616,509	$ 619,634	4.6%	5.2%
Hubei Longdan	314,038	-	(14,389)	(221,750)	N/A	N/A

Total segment	13,822,449	11,904,656	602,119	397,884	4.4%	3.3%

Elimination and other	-	-	(4,298)	(20,641)
General corporate expense	-	-	(25,803)	(49,373)

Consolidated	$ 13,822,449	$ 11,904,656	$ 572,018	$ 327,870	4.1%	2.8%

39. Subsequent Events

On October 17, 2007, Hubei Provincial FDA revoked the Certificate of Fuhua’s GSP (Good Sale Practices) in consequence of Fuhua's violation of some rules of GSP. Fuhua's sale stopped since then, which would have an adverse effectiveness on Hubei Longdan's revenue and net profit for the period ending December 31, 2007. Fuhua, after making deep self-inspection and improvement for the fundamental structure of its storage areas, submitted its application of GSP certificate to Hubei Provincial FDA again.

On November 2, 2007, Hubei Longdan and Longdan International INC terminated its merger agreement with All State Properties.

On November 7, 2007, Longdan Holding INC, a Nevada Corporation, acquired Longdan International INC by issuing Series A Common Stock 175,000 shares, Series B Common Stock 1,537,016 shares and Series C Common Stock 14,029,840 shares.

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             CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

          None.

                                       Dealer Prospectus Delivery Obligation

Until (       , 2007), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                    PART II  INFORMATION NOT REQUIRED IN PROSPECTUS

                               ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The registrant had agreed to indemnify its executive officers and directors the fullest extent permitted by the Nevada Revised Statutes (the "NRS") and our bylaws except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the registrant. That NRS permits the registrant to indemnify any person, who is, or is threatened to be made, a party to any threatened, pending or completed action, or suit, whether civil, criminal, administrative or investigative (other than an action by the registrant) by reason of the fact that the person is or was, or temporally is or was an officer or director of the registrant. The indemnity is based on the fact that he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, and with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. The indemnity may include liabilities, judgments, costs, all fines and expenses (including attorney's fees) and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding. The registrant's obligations of indemnification, if any, shall be conditioned on the registrant receiving prompt notice of the claim and the opportunity to settle and defend the claim. The registrant may indemnify officers and directors in an action by the Registrant or in its right under the same conditions. The foregoing indemnification provisions are not exclusive of any other rights to which an officer or director may be entitled under our bylaws, by agreement, vote, or otherwise.

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                         ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated costs and expenses we will pay in connection with the offering described in this registration statement:

Amount

SEC Registration fee (1)                     $     164.78

Transfer and Miscellaneous expenses          $   3,000.00

Auditing fee                                 $  83,000.00

Consultant fee:                              $  20,000.00

Legal fee:                                   $  28,000.00

Total:                                       $  134164.78

(1)

All expenses, except SEC registration fee are estimated.

                         ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

On November 6, 2007, we issued Series A Common Stock 175,000 shares, Series B Common Stock 1,537,016 shares and Series C Common Stock 14,029,840 shares to shareholders of Longdan International INC to acquire then outstanding shares of Longdan International INC. Longdan International INC was incorporated on December 12, 2006 in Nevis Islands pursuant to the Nevis Business Corporation Ordinance 1984.

On December 24, 2007, USChina Channel INC bought 385,000 shares Series B Common Stock of Longdan International INC at par value, and distributed those shares to all shareholders of USChina Channel INC. Then some shareholders of USChina Channel INC transferred some shares to other investors at their personal decisions. On December 31, we issued Series B Common Stock 385000 shares of Longdan Holding INC to these shareholders to acquire their 100% Series B Common Stock shares of Longdan International INC on the exchange ratio of one to one.

All the shares were issued in a private placement and were deemed to be exempt from registration by virtue of Section 4(2) of the Securities Act as a transaction not involving any public offering.

                                   ITEM 27.  EXHIBITS

Sequence  Exhibit No.      Document                     Location

 1          3.01       Articles of Incorporation           Filed

 2          3.02       Bylaws                              Filed

 3          5.01       Opinion on Legality                 Filed

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 4          5.02       Opinion of Lawyer Yufeng Cao        Filed

 5         10.01       License Transfer (1)                Filed

 6         10.02       License Transfer (2)                Filed

 7         10.03       License Transfer (3)                Filed

 8         10.04       Consulting Agreement                Filed

 9         10.05       Operating Agreement                 Filed

10         10.06       Equity Pledge Agreement             Filed

11         10.07       Option Agreement                    Filed

12         10.08       Proxy Agreement                     Filed

13         10.09       Cooperative Development Agreement   Filed

14         10.10       Acquisition Agreement               Filed

15         10.11       Acquisition Agreement (Supplement)  Filed

16         14.01       Ethics of Code                      Filed

17         21.01       Subsidiaries                        Filed

18         23.01       Consent of Auditor                  Filed

                                ITEM 28. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

1.

Undertaking Required by Regulation S-B, Item 512(a).

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

    (a) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

    (b) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement; Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;  and

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    (c) Include any additional material information not previously disclosed or any material change to such information in the registration statement with respect to the plan of distribution.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, treat each such post-effective amendment as a new registration statement relating to the securities offered, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) For determining liability of the undersigned Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

    (i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

    (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

    (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant;

    (iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

2.  Undertaking Required by Regulation S-B, Item 512(e).

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of

103

appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act  and will be governed by the final adjudication of such issue.

3.

Undertaking Required by Regulation S-B, Item 512(g)(2):

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, treat each post-effective amendment that contains a form or prospectus as a new registration statement for the securities offered in the registration statement, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

Signatures

In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Form SB-2 and has authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Wuhan, Hubei Province, PRC on December 31 , 2007.

                                                           Longda Holding INC

                                                             By: /s/ Zhilin Zhang

                                                             Zhilin Zhang, President

                                                              By: /s/ Hanping Xu

                                                              Hanping Xu, CFO

Power of Attorney

Each person whose signature appears below constitutes and appoints Mr. Zhilin Zhang as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any one of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, the following persons in the capacities and on the dates indicated have signed this Registration Statement on Form SB2.

                                      Signature                 Title                       Date

                              By: /s/ Zhilin Zhang             President              December 31, 2007

                                 Zhilin Zhang

                              By: /s/ Hanping Xu                  CFO                 December 31, 2007

                                     Hanping Xu

                              By: /s/ Hua Zhang                 Director              December 31, 2007

                                  Hua Zhang

                        By: /s/ Bing Hu

  Director              December 31, 2007

                                   Bing Hu

                              By: /s/ Chun Li                   Director              December 31, 2007

                                  Chun Li

                                                                       By: /s/ Jinzhong Yu                Director              December 31, 2007

                                   Jinzhong Yu

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